Exhibit 1

October 25, 2017
Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Shareholders’ Annual General Meeting to be held at 2:00 p.m. local time on Thursday, November 30, 2017 at our offices at the Advanced Technology Center, Haifa, Israel.
The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1, 2, 3, 4 and 5 as specified in the enclosed proxy card.
At the meeting, management also will present the other matters described in the proxy statement and provide a discussion period for questions and comments of general interest to shareholders.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.
All of our shareholders are invited to review our annual report on Form 20-F, which is available on our website at www.elbitsystems.com (under "Investor Relations: Financial Reports: Annual Reports: Elbit Systems 2016 Annual Report (20F)").
Thank you for your cooperation.
Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF SHAREHOLDERS’ ANNUAL GENERAL MEETING
Haifa, Israel
October 25, 2017

This is notice that the Shareholders’ Annual General Meeting (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Thursday, November 30, 2017, at 2:00 p.m. local time.
It is proposed at the Meeting to adopt the following resolutions:

1.
to elect the following seven persons to the Company’s Board of Directors (the “Board”) to serve as directors (“Directors”) until the close of the next Shareholders’ Annual General Meeting: Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir;

2.	to approve the compensation fees to be paid to the Directors;

3.	to approve a Framework Resolution for the purchase by the Company from time to time during a three-year period of directors and officers liability insurance;

4.
to approve the re-granting by the Company of the indemnification letters granted in December 2014 (the “Indemnification Letters”), to Mr. M. Federmann and Mr. D. Federmann, who serve as directors of the company and who may be considered direct or indirect controlling shareholders of the Company, for a period of three additional years, commencing as of December 1, 2017; and

5.
to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2017 and until the close of the next Shareholders' Annual General Meeting.

Further details with respect to the proposed resolutions are included in the Proxy Statement.
In addition, at the Meeting the Company will present the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2016. The Company also will report on the dividend paid to shareholders, the compensation paid to the Company's Directors and the compensation arrangements with the Company's independent auditor, all with respect to fiscal year 2016. For information regarding compensation paid to the Company’s five most highly compensated officers in 2016, please see Item 6 in the Company’s annual report on Form 20-F, published on March 22, 2017.
In order to elect, under Item 1 of the Proxy Statement, each of the individuals nominated to be a Director and to re-appoint, under Item 5 of the Proxy Statement, the Company's independent auditor for the fiscal year 2017 and until the close of next Shareholders Annual General Meeting - a majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument is required.
In order to approve (i) under Item 2 of the Proxy Statement, the compensation fees to be paid to the Directors, (ii) under Item 3 of the Proxy Statement the Framework Resolution for the purchase by the Company from time to time during a three-year period of a directors and officers liability insurance and (iii) under Item 4 of the Proxy Statement, the re-granting by the Company of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmanna - a majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument is required, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a “personal interest” (as defined below) in the approval of the resolution (other than a personal interest which is not the result of such shareholders' relations with a controlling shareholder) who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Each shareholder who attends the Meeting in person or by proxy will advise the Company or indicate in the proxy card, as the case may be, whether or not that shareholder is a controlling shareholder and has a “personal interest” in the approval of the resolution. Failure to advise or indicate as described above will render the respective shares ineligible to be voted.

Under the Companies Law, a "personal interest" means a personal interest of a person in the respective action or transaction of a company, including:

(i)	a personal interest of that person’s spouse, brother or sister, parent, grandparent, child, such persons spouse's child, brother, sister or parent or the spouse of any of the above (“Relatives”); and

(ii)	a personal interest of another entity in which that person or any of his or her Relatives either:

(a)	holds five percent (5%) or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or

(c)	is a member of such entity's board of directors or serves as the chief executive officer thereof, but excluding a personal interest resulting merely from holding such company’s shares.
In addition, under the Companies Law, in case of a person voting by proxy for another person, a “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether the proxy holder has discretion to vote or not.
Only shareholders of record at the close of business on Tuesday, October 31, 2017 (the “Record Date”) are entitled to receive notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their Shares how to vote their Shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record hold together with a proof of such record holder with respect to the holding of the Shares on the record date.
A shareholder, whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”), is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive for no charge, a link to the text of the proxy card and to any Position Statements posted on the Israel Securities Authority website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The Israel Securities Authority has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its MAGNA online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the time fixed for the Meeting, i.e., by November 30, 2017 at 08:00 a.m. local time.
A shareholder may attend the Meeting and vote in person or appoint a proxy to participate and vote on his or her behalf at the Meeting (subject to the provisions of the Company's articles of association). An appointment of a proxy must be in writing, signed by the shareholder and delivered to the Company's registered office at least four (4) hours before the Meeting, i.e., by November 30, 2017 at 10:00 a.m. local time. In addition, shareholders who are unable to attend the Meeting in person may vote with respect to the items on the Meeting's agenda by means of a proxy card that is attached to the accompanying Proxy Statement. These shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least four (4) hours before the Meeting. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (the "Position Statement"), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than Monday, November 20, 2017.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the Israeli Securities Authority at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and also on the website of the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).

A copy of the accompanying Proxy Statement, which includes the full version of the proposed resolutions, may be reviewed at the Company's offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 4 8316632) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday and may also be reviewed at the distribution website of the Israeli Securities Authority at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

The Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2016 are enclosed but are not a part of this proxy and should not be considered as proxy solicitation material.

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, NIS 1.00 nominal value per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the solicitation by the Company's Board of Directors (the “Board”) of proxies for use at the Shareholders' Annual General Meeting to be held at the Company's offices at the Advanced Technology Center, Haifa, Israel, on Thursday, November 30, 2017, at 2:00 p.m. Israel time (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Shareholders' Annual General Meeting.
It is proposed that at the Meeting, the shareholders adopt resolutions for the following purposes:

(1)	to elect to the Board seven members (“Directors”) who are not “External Directors” as defined in the Israel Companies Law 5759 - 1999 (the “Companies Law”);

(2)	to approve the compensation fees to be paid to the Directors;

(3)	to approve a Framework Resolution for the purchase by the Company from time to time during a three-year period of directors and officers ("D&O") liability insurance;

(4)
to approve the re-granting by the Company of the indemnification letters granted in December 2014 (the “Indemnification Letters”), to Mr. M. Federmann and Mr. D. Federmann, who serve as directors of the company and who may be considered direct or indirect controlling shareholders of the Company, for a period of three additional years, commencing as of December 1, 2017; and

(5)
to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent auditor for the fiscal year 2017 and until the close of the next Shareholders' Annual General Meeting.

In addition, at the Meeting the Company will present or report on certain additional matters as noted below under “matters to be reported”.
Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.
QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Tuesday, October 31, 2017 have the right to receive notice and to vote at the Meeting, and any adjournments or postponements of the Meeting. Distribution of the Proxy Statement will be made following the record date.
On October 19, 2017, the Company had 42,751,030 Shares outstanding, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount does not include 1,408,921 Shares held by the Company as treasury shares).
The quorum at the Meeting will be at least two shareholders present in person, by proxy or by a voting instrument, and holding or representing at least one-third of the outstanding Shares.
If a quorum is not present within one-half hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one week later at the same time and place unless other notice is given by the Board. If at such adjourned meeting a quorum is not present within one-half hour of the time for the adjourned meeting, then two shareholders representing at least ten percent of the shareholders' voting power, present in person, by a proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that according to the Company's Articles of Association the vote, whether in person or by proxy or by a voting instrument, of the senior of any joint holders of any voted Share will be accepted over vote(s) of the other joint holders of that Share. For this purpose seniority will be determined by the order the joint holders' names appear in the Company's Register of Shareholders.
In order to elect, under Item 1 of this Proxy Statement, each of the individuals nominated to be a Director and to re-appoint, under Item 5 of this Proxy Statement, the Company's independent auditor for the fiscal year 2017 and until the close of next Shareholders Annual General Meeting - a majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument is required.

In order to approve (i) the compensation fees to be paid to the Directors, under Item 2 of this Proxy Statement, (ii) the Framework Resolution for the purchase from time to time of D&O insurance for the Company's officers and directors, under Item 3 of this Proxy Statement and (iii) the re-granting by the Company of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann, for a period of three additional years commencing as of December 1, 2017, under Item 4 of this Proxy Statement - a “Special Uninterested Majority” is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument is required, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a “personal interest” (as defined below) in the approval of the resolution (other than a personal interest which is not the result of such shareholders' relations with a controlling shareholder) who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a controlling shareholder and has a “personal interest” in the approval of the resolution. Failure to advise or indicate as described above will render the respective Shares ineligible to be voted.
Under the Companies Law, a “personal interest” means a personal interest of a person in the respective action or transaction of a company, including:

(i)	a personal interest of that person's spouse, brother or sister, parent, grandparent, child, such persons spouse's child, brother, sister or parent or the spouse of any of the above (“Relatives”); and

(ii)	a personal interest of another entity in which that person or any of his or her Relatives either:

(a)	holds 5% or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or

(c)	is a member of such entity's board of directors or serves as the chief executive officer thereof, but excluding a personal interest resulting merely from holding such company's shares.
In addition, under the Companies Law, in case of a person voting by proxy for another person, a “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether the proxy holder has discretion to vote or not.

VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card as detailed below, or by an electronic vote.
A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four hours before the Meeting.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their Shares how to vote their Shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with a proof of such record holder with respect to the holding of the Shares on the record date. Shareholders who hold their Shares through a member of the Tel-Aviv Stock Exchange (“TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, a proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the record date, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting), 5760-2000.
The Israel Securities Authority has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its MAGNA online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six hours before the time fixed for the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting through the electronic voting system on a later date (in each case such later date must precede the date of the Meeting), or by voting in person at the Meeting.
Unless otherwise indicated on the proxy card or the electronic vote, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the above described matters to be presented for voting at the Meeting. Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.
Proxy materials, including this Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about Monday, November 6, 2017, and will be solicited primarily by mail. However, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Alleviation for Public Companies Whose Shares are Listed on a Stock Exchange Outside of Israel) - 2000.
POSITION STATEMENTS
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than on Monday, November 20, 2017. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.

BENEFICIAL OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of October 19, 2017, to the best of the Company's knowledge, the number of Shares(1).owned by (i) all shareholders known by the Company to own 5% or more of the Company's Shares and (ii) all directors and officers of the Company as a group.

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel(2)	19,580,342	(3)	45.80%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458	(3)	8.97%

All officers and directors As a group (26 persons)	4,607	(4)	0.01%

(1)	Based on 42,751,030 ordinary shares outstanding as of October 19, 2017, which excludes 1,408,921 ordinary shares held by the Company as treasury shares.

(2)
Federmann Enterprises Ltd. (“FEL”) owns Shares of the Company directly and indirectly through Heris Aktiengesellschaft (“Heris”) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chair of the Company's Board and the Chair of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL.

In connection with FEL’s purchase of the Company’s ordinary shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, FEL pledged an aggregate of 4,300,000 of the Company's ordinary shares to the banks.

(3)	The 19,580,342 shares held by FEL include the 3,836,458 shares held by Heris.

(4)	The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above.

DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Under the Nasdaq Marketplace Rules that are applicable to the Company, a majority of the members of the Board must meet certain independence criteria. All of the members of the Audit Committee of the Board (the “Audit Committee”) must meet certain independence criteria as well. In addition, in accordance with the Nasdaq Marketplace Rules, the Company's Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by Nasdaq, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that three of the nominees for election as members of the Board (Mr. Yoram Ben-Zeev, Prof. Udi Nisan and Prof. Yuli Tamir) and the current External Directors, Dr. Yehoshua (Shuki) Gleitman and Mrs. Dalia Rabin, (the External Directors are not standing for election) meet the board of directors' independence criteria under the applicable Nasdaq Marketplace Rules for independent directors and audit committee members.
In addition, in accordance with the Companies Law, a majority of the members of the Audit Committee must qualify as “Independent Directors” or “External Directors” in accordance with the criteria of the Companies Law.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, meet the criteria of an “Independent Director” under the Companies Law and that the current External Directors, Dr. Gleitman and Mrs. Rabin, meet the independence criteria for External Directors under the Companies Law.

ITEM 1 - ELECTION OF DIRECTORS
At the Meeting, the following seven individuals who are not External Directors are nominated to be elected to the Board: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Udi Nisan and Prof. Yuli Tamir. Also, if elected to another term as a Director, Michael Federmann will continue to serve as Chair of the Board. Dr. Yehoshua (Shuki) Gleitman will continue to serve as an External Director until March 7, 2019, and Mrs. Dalia Rabin will continue to serve as an External Director until November 22, 2019.
The Companies Law requires that a person will not be elected and will not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, will not be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided, and in case such nominee is an “Independent Director” as defined in the Companies Law - such nominee has also declared that he or she complies with the independence criteria under the Companies Law.
Each of the proposed nominees, Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board. In addition, Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.
The Corporate Governance and Nominating Committee has recommended to the Board that each of the above-mentioned nominees be nominated for election to the Board.
As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE”, three of these nominees (Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir) meet the board of directors' independence criteria under the applicable Nasdaq Marketplace Rules, as do Dr. Gleitman and Mrs. Rabin, the continuing External Directors. In addition, Mr. Ben-Zeev, Dr. Gleitman, Prof. Nisan, Mrs. Rabin and Prof. Tamir meet the criteria of an Independent Director or External Director, as the case may be, under the Companies Law.
The Board has approved the recommendation of the Corporate Governance and Nominating Committee with respect to the list of nominees. Accordingly, the persons named in the proxy card distributed with this Proxy Statement intend to vote for the election of the above-named seven nominees.
Each nominee so elected as a Director will hold office until the close of the next Shareholders' Annual General Meeting and until his or her successor is elected and qualified, unless any Director's office is vacated earlier in accordance with the provisions of the Companies Law and the Company's Articles of Association.
The Company is not aware of any reason why any of the nominees, if elected, should be unable to serve as a Director. Nevertheless, if any of the nominees should be unable to serve, the proxies will be voted for the election of such other person or persons as determined by the persons named in the proxy card in accordance with his or her judgment, provided such other person(s) meet the applicable requirements to be a Director and have been recommended by the Corporate Governance and Nominating Committee for nomination to the Board.
Five of the nominees (Mrs. Baum, Mr. Ben-Zeev, Mr. Ninveh, Prof. Nisan and Prof. Tamir), will continue to be covered by the indemnification letters granted in the framework of the approval of the Company's shareholders in November 2011. Subject to the approval of the re-granting of the Indemnification Latters to Mr. Michael Federmann and Mr. David Federmann under Item 5 of this Proxy Statement, Mr. Michael Federmann and Mr. David Federmann will also continue to be covered by the Indemnification Letters. In addition, in November 2016 the Company purchased directors and officers (D&O) liability insurance, which complied with the provisions of the compensation policy which was then in effect.

The nominees and the continuing External Directors, their respective ages as of October 19, 2017 and the year in which they became Directors of the Company are as follows:
Board of Directors:

Name	Age	Director Since
Michael Federmann (Chair)	74	2000
Rina Baum	72	2001
Yoram Ben-Zeev	73	2014
David Federmann	42	2007
Yehoshua Gleitman (External Director)	68	2010
Dov Ninveh	70	2000
Udi Nisan	50	2016
Dalia Rabin (External Director)	67	2010
Yuli Tamir	63	2015

Michael Federmann. Michael Federmann has served as Chair of the Board since 2000. Since 2002 he has served as chair and CEO of Federmann Enterprises Ltd. (“FEL”), a privately owned Israeli company in which Mr. Federmann has had managerial positions since 1969. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 46% of the Company's outstanding ordinary Shares. FEL also has ownership interest in Dan Hotels Ltd. (“Dan Hotels”), an Israeli hotel chain, in Freiberger Compound Materials GmbH in Freiberg, Germany (“Freiberger”), a German company engaged in the supply of materials for the semi-conductor industry, as well as in several financial, real estate and venture capital investments. Mr. Federmann serves as chair of the board of directors of Dan Hotels and is chair of the board of governors of the Hebrew University of Jerusalem (the “Hebrew University”). He serves as the president of the Israel-Germany Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Mr. Federmann holds a bachelor's degree in economics and political science from the Hebrew University, which has also awarded him an honorary doctorate in philosophy.
Rina Baum. Rina Baum is vice president for investments of FEL and since 1986 has served as director and general manager of Unico Investment Company Ltd. She serves as a director of Dan Hotels and Etanit Building Products Ltd. (“Etanint”) and holds other managerial positions with investee companies of FEL. . Mrs. Baum holds an L.L.B. degree from the Hebrew University.
Yoram Ben-Zeev. Yoram Ben-Zeev serves on the board of several non-profit organizations in Israel and is a member of the Israel Ministry of Foreign Affairs' (“MFA”) Nomination Committee. He served as Israel's ambassador to the Federal Republic of Germany from 2007 until 2012. Prior to that, he served for 26 years in various senior positions in the MFA, including as deputy general director, head of the North America Division and senior member of the directorate. Among other positions held during his service in the MFA, Mr. Ben-Zeev served as Israel's Consul General to the West Coast in the United States, political advisor to the president of the State of Israel, Special Coordinator to the Middle East peace process, advisor to Prime Minister Ehud Barak for the Camp David Peace Conference and chairman of the MFA's Steering Committee - Foreign Service Strategic and Functional Planning and of the Israel-Canada Annual Strategic Forum. Mr. Ben-Zeev has been the recipient of special awards for his diplomatic service from both the U.S. House of Representatives and the president of the Federal Republic of Germany. Mr. Ben-Zeev holds a bachelor's degree in Middle Eastern studies, political science and international relations from the Hebrew University and a master's degree in Middle Eastern Studies from Tel Aviv University. Mr. Ben Zeev serves as the chair of the Corporate Governance and Nominating Committee and as a member of the Audit Committee, the Financial Statements Review Committee and the Compensation Committee of the Board.
David Federmann. David Federmann has served as vice chair of the Board since 2015. He has served in various management capacities in FEL since 2000. He currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels and BGN Technologies (the Technology Transfer Company of Ben-Gurion University). David Federmann is the son of Michael Federmann, Chair of the Board. Mr. Federmann holds a bachelor's degree in mathematics and philosophy from New York University.
Dr. Yehoshua Gleitman (External Director). Dr. Yehoshua (Shuki) Gleitman has served since 2001 as the managing partner of Platinum VC, a venture capital firm. He currently serves as chair of the board of directors of Capital Point Ltd., GLK Investment and Management Company Ltd. and GIBF - Guangzhou Israel Bio Tech Fund, and is a director of Teuza - A Fairchild Technology Venture Ltd. From 2000 until 2005, he was the chief executive officer and a director of SFKT Ltd. From 1997 until 1999, Dr. Gleitman was the chief executive officer of Ampal-American Israel Corporation. Prior to that he served in various senior management positions in the Israeli Government and in Israeli industry, including as director general and chief scientist of the Israel Ministry of Industry and Trade, chair of the U.S.-Israel Industrial R&D Foundation, joint chair of the U.S.-Israel Science and Technology Commission, managing director of AIMS Ltd., vice president and general manager of Elop Electro-Optic Industries Ltd.’s ("Elop") marine and aerial operations and head of the Laser Branch of the Israel Ministry of Defense. Dr. Gleitman serves as the honorary consul general of Singapore to Israel. Dr. Gleitman holds bachelor of science, master of science and PhD degrees in physical chemistry from the Hebrew University. Dr. Gleitman serves as the chair of the Audit Committee and the Financial Statements Review Committee of the Board and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee. He is considered by the Board to have accounting and financial expertise under the Companies Law.
Dov Ninveh. Dov Ninveh has served as chief financial officer and a manager in FEL since 1994 and as the general manager of Heris Aktiengesellschaft since 2012. He serves as a director of Dan Hotels and Etanit Ltd., and as a member of the board of Freiberger. Mr. Ninveh served as a director of Elop from 1996 until 2000. From 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelors of science degree in economics and management from the Israel Institute of Technology (the “Technion”).
Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He serves as chair of the board of directors of Midreshet Sde Boker Banegev Ltd., an Israeli government company, is a member of the board of Bezalel Academy of Art and chair of its finance committee, and an External Director of Solgreen (Israel) Ltd., Rekah Pharmaceutical Industry Ltd. and Harel Insurance & Finance Services Ltd. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the budgets department of the Israeli Ministry of Finance, and from 2007 to 2009 he served as the director of the Government Companies Authority. Prior to that he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including from 1999 until 2002 as the CEO of the Jerusalem Development Authority. Prof. Nisan holds bachelor’s and master degrees in economics and business administration, and a PhD in economics and public policy from the Hebrew University. Prof. Nisan serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law.
Dalia Rabin (External Director). Dalia Rabin is the chair of the Yitzhak Rabin Center, a national institute dedicated to ensuring that the legacy of former Prime Minister and Minister of Defense Yitzhak Rabin continues to impact Israeli society through experiential educational programming, a national archive and a museum. Before that, Mrs. Rabin was a member of the Israeli Government from 1999 until 2002. She is the president of the Center for Arbitration and Dispute Resolution and a member of the board of directors of Peilim Investment Portfolio Management Company Ltd. Mrs. Rabin was elected to the Knesset on the Center Party Ticket in 1999 and acted as chair of the Ethics Committee. She also served on the Constitution, Law and Justice Committee; the Committee for the Advancement of the Status of Women; the State Control Committee and the Committee for the Advancement of the Status of the Child. In 2001, Mrs. Rabin was appointed Deputy Minister of Defense. She resigned in 2002 to head the Rabin Center. Prior to her election to the Knesset, Mrs. Rabin served as the legal advisor of the professional associations of the General Federation of Labor (the “Histadrut”). She also served for fourteen years in the Tel-Aviv District Attorney's Office in the Civil Division, specializing in labor law. Mrs. Dalia Rabin holds an L.L.B degree from Tel-Aviv University. Mrs. Rabin serves as the chair of the Compensation Committee of the Board and as a member of the Audit Committee, the Financial Statements Review Committee and the Corporate Governance and Nominating Committee.
Professor Yuli Tamir. Prof. Yuli Tamir has served since 2010 as the President of Shenkar College, a public college in Ramat-Gan, Israel. Before that, from 2006 until 2009, she served as Israel’s Minister of Education. Prof. Tamir also served as the Minister of Immigration from 1999 until 2001. She was a deputy speaker of the Knesset and a member of the Finance Committee, the Education Committee and the Security and Foreign Affairs Committee. Prof. Tamir is a founding member of the Israeli peace movement “Peace Now”. She served as the chair of the Association of Civil Rights in Israel and was a member of the political committee of the Women’s Lobby. She was a professor at Tel-Aviv University and a scholar-in-residence at Princeton University, Harvard University, The University of Pennsylvania, the European University in Florence, the Central European University in Budapest and the Blavatnik School of Government in Oxford. Prof. Tamir is the recipient of numerous academic awards. Prof. Tamir holds a bachelors of science degree in biology and a master degree in political science from the Hebrew University and a PhD in political philosophy from Oxford University. Prof. Tamir serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir are elected as Directors of the Company until the close of the next Shareholders' Annual General Meeting”.
The Board recommends a vote FOR all the nominees to the Board.

ITEM 2 - APPROVAL OF THE COMPENSATION FEES TO BE PAID TO THE COMPANY'S DIRECTORS
On October 24, 2017, the Company's Compensation Committee and the Board as a whole, have respectively re-approved payment to the Directors, (including to Michael Federmann and David Federmann who each may be considered direct or indirect controlling shareholders of the Company) of director's compensation fees in the same rates as paid during the preceding three-year period, i.e - in accordance with maximum regulatory rates payable to External Directors for companies similarly classified based on their shareholding equity, under the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, (the "Compensation of Directors Regulations") as may from time to time be amended ("Directors' Compensation Fees").
In their respective approvals, the Compensation Committee and the Board emphasized that:

(i)
Three of the nominees for election under Item 1 of this Proxy Statement, are "Independent Directors" as defined in the Companies Law and are entitled, under the Companies Law, to receive payment of compensation fees in the same amounts as the Company's External Directors;

(ii)
The compensation fees payable to the Company's External Directors, who are not nominated for election in this Proxy Statement, are the maximum regulatory rates payable to external directors of Israeli public companies similarly classified based on their shareholding equity as the Company, in accordance with the Compensation of Directors Regulations;

(iii)
The Directors' Compensation Fees to be approved under this Item 2 of the Proxy Statement are in line and in the same rates as the compensation fees paid to the Directors, including Mr. M. Federmann and Mr. D. Federmann, who each may be considered direct or indirect controlling shareholders of the Company, during the last three years and which were approved in accordance with the Companies Law.

As a result, each of the Company's Directors will be entitled to receive the Directors' Compensation Fees which, on the date of this Proxy Statement, are comprised of an annual fee of NIS 111,345 (equal to approximately $34,877) and a per meeting fee of NIS 4,285 (equal to approximately $1,227), linked to the increase in the Israeli consumer price index.
In addition, the Directors will be entitled to reimbursement of expenses in accordance with the Compensation of Directors Regulations and the Company's procedures.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to approve payment to each of the Directors, of compensation fees in accordance with the maximum regulatory rates payable to External Directors for companies similarly classified based on their shareholding equity, under the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as may from time to time be amended, and reimbursement of expenses in accordance with said regulations and the Company's procedures."
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 3 - APPROVAL TO PURCHASE FROM TIME TO TIME DUIRING A THREE-YEAR PERIOD DIRECTORS AND OFFICERS (D&O) LIABILITY INSURANCE

In accordance with the Companies Law, the purchase by a public company from time to time of D&O liability insurance coverage ("D&O Insurance") for directors and officers of the Company requires the approval of the Company's shareholders since such D&O Insurance is considered part of the employment arrangements of the Directors and officers of the company.
In addition, the Companies Law requires certain additional approval procedures if a direct or indirect controlling shareholders of the company or its CEO are to be included in the D&O to be purchased.
In order to enable the Company to continue to efficiently obtain from time to time D&O Insurance for the Directors and officers of the Company, including for Mr. Michael Federmann, Mr. David Federmann and the Company's CEO, the Company's Compensation Committee and the Board as a whole, have respectively approved, on October 24, 2017, a framework resolution (the "Framework Resolution"), as follows:

(1)
The period covered by the Framework Resolution during which the Company may from time to time purchase D&O Insurance will begin at the close of this Annual General Meeting and, unless otherwise resolved and approved in accordance with the terms of the Companies Law, will be in effect for a period of three years or until the close of the Company's Annual General Meeting of Shareholders to be held in 2020, whichever occurs last.

(2)	The maximum aggregate coverage under a D&O Insurance will not exceed $150,000,000 for any year covered by the D&O Insurance.

(3)	The terms of any purchased D&O Insurance and the premium paid by the Company will reflect the then current market conditions with respect to the Company and the nature of its operations.

(4)	Prior to the purchase of a D&O Insurance, the Compensation Committee will determine that the D&O Insurance to be purchased complies with the terms of the Framework Resolution.

(5)
In connection with the inclusion in any such purchased D&O Insurance of Mr. Michael Federmann and Mr. David Federmann, who may be considered indirect controlling shareholders of the Company, and of the CEO - that the Compensation Committee and the Board will determine, prior to the purchase thereof, that (i) the terms and insurance coverage for Mr. M. Federmann, Mr. D. Federmann and the CEO are the same as the terms and coverage of all other Directors and officers of the Company, (ii) the D&O Insurance that will include Mr. M. Federmann, Mr. D. Federmann and the CEO is purchased on market terms, and (iii) the purchase of the D&O Insurance which includes Mr. Michael Federmann, Mr. David Federmann and the CEO will not have a material effect on the Company's profitability, assets or obligations.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:
"RESOLVED, that the Framework Resolution under the terms as described in this Proxy Statement, regarding the purchase from time to time by the Company of directors and officers liability insurance coverage for the Directors and officers of the Company, including Mr. M. Federmann, Mr. D. Federmann and the Company's CEO, is hereby approved."
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 4 - APPROVAL OF RE-GRANTING BY THE COMPANY OF INDEMNIFICATION LETTERS TO MR. M. FEDERMANN AND MR. D. FEDERMANN
In March 2015, the shareholders of the Company, at the Company's Extraordinary General Meeting of Shareholders, approved, with the required majority vote as applicable, the re-granting, with effect as of December 1, 2014, to Mr. M. Federmann and to Mr. D. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, of indemnification letters, in same terms, provisions and scope as the indemnification latters approved by the Company's Shareholders at the Company's Annual General Meeting of Shareholders held in November 2011 for granting to the Company's from time to time nominated directors (the "Indemnification Letters").
According to the Companies Law, the granting by an Israeli public company of an indemnification letter to a director that may be considered as a direct or indirect controlling shareholder of that company, requires re-approval every three years by the company's compensation committee, the board of directors and the company's shareholders.
In meetings held on October 24, 2017, the Compensation Committee and the Board respectively approved the re-granting of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann, inter alia on the basis that the granting of indemnification letters to directors of a public company such as the Company is a common practice and serves the interest of a public company and that the terms and conditions of the Indemnification Letters to be reaproved remain the same and are identical to the terms of the indemnification letters provided to all other Directors.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to approve the re-granting by the Company of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann, who may be considered direct or indirect controlling shareholders of the Company, for a period of three years commencing as of December 1, 2017”.
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 5 - RE-APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR 2017 AND UNTIL THE CLOSE OF THE NEXT
SHAREHOLDERS' ANNUAL GENERAL MEETING
Following the recommendation by the Financial Statements Review Committee of the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be re-appointed as the independent auditor of the Company for the fiscal year 2017 and until the close of the next Shareholders' Annual General Meeting. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company's auditor for fiscal year 2016 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor.
Under the Company's articles of association, the independent auditor's fees will be set and approved by the Board after receipt of the recommendations of the Audit Committee or the Financial Statements Review Committee, of the Board.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the Company's independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year 2017 and until the close of the next Shareholders' Annual General Meeting”.
The Board recommends a vote FOR approval of this resolution.

EXECUTIVE COMPENSATION
For information regarding compensation paid to our five most highly compensated officers in 2016, please see Item 6 of our annual report on Form 20-F to the U.S. Securities and Exchange Commission, filed on March 22, 2017 and accessible through the Company’s website www.elbitsystems.com.

MATTERS TO BE REPORTED
In addition, at the Meeting the Company will present or report on the following matters relating to fiscal year 2016:

(a)	its Consolidated Financial Statements for the fiscal year ended December 31, 2016;

(b)	the dividend paid to shareholders;

(c)	the compensation paid to the Company's Directors; and

(d)	the compensation arrangement with the Company's independent auditor.

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: October 25, 2017

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS'
ANNUAL GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Shareholders' Annual General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?
A:     The Meeting will take place at 2:00 p.m. local time, on Thursday, November 30, 2017 at the Company's offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?
A:     The record date is Tuesday, October 31, 2017, and all shareholders holding shares at the close of business on Tuesday, October 31, 2017 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?
A:     The items to be voted on include:

(i)
to elect seven members ("Directors"), who are not "External Directors" as defined in the Israeli Companies Law 5759 - 1999 (the "Companies Law"), to the Company's Board of Directors (the "Board") until the close of the next Shareholders’ Annual General Meeting;

(ii)	to approve the compensation fees to be paid to the Directors;

(iii)	to approve a Framework Resolution for the purchase by the Company from time to time during a three-year period of directors and officers ("D&O") liability insurance;

(iv)	to approve the re-granting of the Indemnification Letters (as defined in the Proxy Statement) to Mr. M.Federmann and Mr. D. Federmann; and

(v)
to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent auditor for the fiscal year 2017 and until the close of next Shareholders' Annual General Meeting.

Q:	Why is it necessary to approve the compensation fees to be paid to the Directors?

A:	Under the Companies Law, the terms of office and employment, which include the payable compensation fees, of a director of an Israeli company require the approval of the company's shareholders.

Q:	Why is it necessary to approve the Framework Resolution for the purchase by the Company from time to time during a three-year period of directors and officers ("D&O") liability insurance?

A:
As mentioned above with respect to payment of directors' fees, D&O liability insurance is considered, under the Companies Law, as part of the terms of office and employment of the director and officers of the company, thus requiring the approval of the company's shareholders.

Q:	Why is it necessary to re-approve the granting of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann at this time?

A:
Under the Companies Law the granting by a public company such as the Company, of an indemnification letter to a director and an office holder who may be considered as a direct or indirect controlling shareholder of that company, requires re-approval every three years, inter alia, by the company's shareholders. The former Indemnification Letters were granted to Mr. M. Federmann and Mr. D. Federmann with effect as of December 1, 2014, in accordance with the approval of the shareholders of the Company at the Extraordinary Shareholder's Meeting held in March 2015. M. Federmann and Mr. D. Federmann each may be considered a direct or indirect controlling shareholder of the Company, thus re-approval of the granting of the Indemnification Letters to them by the Company's shareholders is required.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?
A:    Yes.

Q:	What voting majority is required to approve the proposals?
A: A majority of the votes properly cast at the Meeting either in person or by proxy or by other voting instrument is required: (a) to elect, under Item 1 of the Proxy Statement, each of the individuals nominated to be a Director; and (b) to re-appoint, under Item 5 of the Proxy Statement, Kost, Forer, Gabbay & Kasierer as the Company's independent auditor for the fiscal year 2017 and until the close of the next Shareholders’ Annual General Meeting.
In order to approve (a) under Item 2 of the Proxy Statement, the compensation fees to be paid to the Directors, (b) under Item 3 of the Proxy Statement, the Framework Resolution for the purchase by the Company from time to time during a three-year period of directors and officers ("D&O") liability insurance and (c) under Item 4 of the Proxy Statement, the re-granting of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann - a majority of the votes properly cast at the Meeting, either in person or by proxy or by other voting instrument, is required provided that: (i) the above majority must include a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a "personal interest" (for the definition of "personal interest" see the Proxy Statement) in the approval of the resolution who participate in the vote, in person or by proxy (abstentions will not be taken into account); or (ii) the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.

Q:	What other matters will be presented at the Meeting?
A:     The Company will also present at the Meeting the following matters relating to the fiscal year ended December 31, 2016:

its Consolidated Financial Statements;

the dividend paid to shareholders;

the compensation paid to the Company's Directors; and

the compensation arrangement with the Company's independent auditor.

Q:	What do I need to do now?
A:     With respect to all items under the Proxy Statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible. So that your shares will be represented at the Meeting, the signed proxy card must be received by the Company at least four (4) hours before the Meeting. If you sign and send your proxy card but do not indicate how you want to vote, your proxy may be counted as a non-eligible vote for the proposal(s) with respect with which you did not indicate how you want to vote. If your shares are listed on the TASE you may use the electronic voting systems set up by the Israel Securities Authority via its MAGNA online platform, following a registration process, no later than six (6) hours before the Meeting.

Q:	What do I do if I want to change my vote?
A:     Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least four (4) hours before the Meeting, or attend the Meeting in person and vote. If you use the electronic voting system mentioned above you may change your vote at any time up until six (6) hours before the Meeting.

Q:	If my shares are held in "street name" by my broker, a bank or other representative, will my representative vote my shares for me?
A:     If you hold your shares through a broker, bank or other representative, you may either direct the record holder of your Shares how to vote or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder, together with a proof of such record holder with respect to the holding of your Shares on the record date. If your shares are held through a member of the Tel-Aviv Stock Exchange (“TASE”) and you intend to vote your Shares at the Meeting in person or by proxy you must deliver to the Company, via messenger or registered mail, a proof of ownership issued by the applicable member of the TASE, confirming your ownership of the Shares as of the record date.

Q: Who can help answer my questions?
A:     For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Mrs. Ronit Zmiri, the Company's Corporate Secretary, at the Company's offices in Haifa, Israel, telephone +972-4-8316632.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
as of and for the year ended December 31, 2016

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
as of and for the year ended December 31, 2016
in thousands of U.S. dollars

C O N T E N T S

Page

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F - 2 - F - 3

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets	F - 4 - F - 5

Consolidated Statements of Income	F - 6

Consolidated Statements of Comprehensive Income	F - 7

Statements of Changes in Equity	F - 8 - F - 10

Consolidated Statements of Cash Flows	F - 11 - F - 12

Notes to the Consolidated Financial Statements	F - 13 - F - 66

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Elbit Systems Ltd.

We have audited the accompanying consolidated balance sheets of Elbit Systems Ltd. (“Elbit Systems”) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the index at Item 19. These consolidated financial statements and schedule are the responsibility of Elbit Systems’ management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Elbit Systems and subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Elbit Systems and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 21, 2017, expressed an unqualified opinion thereon.

Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
March 21, 2017

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Shareholders and Board of Directors of
Elbit Systems Ltd.

We have audited Elbit Systems Ltd.’s (“Elbit Systems”) and subsidiaries internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the “COSO criteria”). Elbit Systems’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on Elbit Systems and subsidiaries' internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Elbit Systems and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Elbit Systems and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 21, 2017, expressed an unqualified opinion thereon.

Kost Forer Gabbay & Kasierer A member of Ernst & Young Global
Tel Aviv, Israel
March 21, 2017

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars (In thousands, except per share data)

		December 31,
	Note	2016	2015

CURRENT ASSETS:
Cash and cash equivalents		$222,810	$299,322
Short-term bank deposits		8,882	20,266
Available-for-sale marketable securities	(9)	13,370	12,836
Trade and unbilled receivables, net	(3)	1,232,591	941,913
Other receivables and prepaid expenses	(4)	135,315	171,359
Inventories, net of customer advances	(5)	840,266	837,111
Total current assets		2,453,234	2,282,807

LONG-TERM INVESTMENTS AND RECEIVABLES:
Investments in affiliated companies, partnerships and other companies	(6)	180,962	129,758
Long-term trade and unbilled receivables	(7)	189,688	152,463
Long-term bank deposits and other receivables	(8)	15,917	15,765
Deferred income taxes, net	(18F)	47,303	52,619
Severance pay fund	(2R)	264,253	270,151
		698,123	620,756

PROPERTY, PLANT AND EQUIPMENT, NET	(10)	474,109	449,759

GOODWILL	(11)	616,997	622,654

OTHER INTANGIBLE ASSETS, NET	(11)	109,401	147,622

Total assets		$4,351,864	$4,123,598

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars (In thousands, except per share data)

		December 31,
	Note	2016	2015

CURRENT LIABILITIES:
Short-term bank credit and loans	(12)	$5,027	$—
Current maturities of long-term loans and Series A Notes	(15,16)	228,956	113,359
Trade payables		514,106	347,366
Other payables and accrued expenses	(13)	830,516	739,867
Customer advances in excess of costs incurred on contracts in progress	(14)	347,393	437,202
Total current liabilities		1,925,998	1,637,794

LONG-TERM LIABILITIES:
Long-term loans, net of current maturities	(15)	475	165,971
Series A Notes, net of current maturities	(16)	171,066	226,758
Employee benefit liabilities	(2R)	376,115	381,641
Deferred income taxes and tax liabilities, net	(18F)	58,298	44,738
Customer advances in excess of costs incurred on contracts in progress	(14)	174,529	167,601
Other long-term liabilities		78,142	99,668
Total long-term liabilities		858,625	1,086,377

COMMITMENTS AND CONTINGENT LIABILITIES	(20)

EQUITY:	(21)
Elbit Systems Ltd. equity:
Share capital:
Ordinary shares of 1 New Israeli Shekels (“NIS”) par value each; Authorized – 80,000,000 shares as of December 31, 2016 and 2015; Issued 44,154,737 and 44,138,989 shares as of December 31, 2016 and 2015, respectively; Outstanding 42,745,816 and 42,730,068 shares as of December 31, 2016 and 2015, respectively		12,345	12,341
Additional paid-in capital		261,992	261,421
Treasury shares – 1,408,921 as of December 31, 2016 and 2015.		(40,428)	(40,428)
Accumulated other comprehensive loss		(72,181)	(71,610)
Retained earnings		1,398,112	1,229,650
Total Elbit Systems Ltd. equity		1,559,840	1,391,374
Non-controlling interests		7,401	8,053
Total equity		1,567,241	1,399,427

Total liabilities and equity		$4,351,864	$4,123,598

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars (In thousands, except per share data)

		Year ended December 31,
	Note	2016	2015	2014
Revenues	(22)	$3,260,219	$3,107,581	$2,958,248
Cost of revenues		2,300,636	2,210,528	2,133,151
Gross profit		959,583	897,053	825,097
Operating expenses:
Research and development, net	(23)	255,792	243,416	228,011
Marketing and selling, net		271,037	239,366	216,537
General and administrative, net		151,353	145,693	139,634
Other operating income, net	(1D)	(17,575)	—	(5,951)
Total operating expenses		660,607	628,475	578,231

Operating income		298,976	268,578	246,866
Financial expenses, net	(24)	(23,742)	(20,240)	(47,498)
Other income, net	(25)	3,967	216	120
Income before income taxes		279,201	248,554	199,488
Income taxes	(18D)	(45,617)	(46,235)	(25,624)
		233,584	202,319	173,864
Equity in net earnings of affiliated companies and partnerships	(6B)	5,224	4,542	5,549
Net income		$238,808	$206,861	$179,413
Less: net income attributable to non-controlling interests		(1,899)	(4,352)	(8,433)
Net income attributable to Elbit Systems Ltd.’s shareholders		$236,909	$202,509	$170,980

Basic net earnings per share attributable to Elbit Systems Ltd.’s shareholders	(21)	$5.54	$4.74	$4.01
Diluted net earnings per share attributable to Elbit Systems Ltd.’s shareholders		$5.54	$4.74	$4.01

Weighted average number of shares used in computation of basic net earnings per share		42,742	42,711	42,654
Weighted average number of shares used in computation of diluted net earnings per share		42,752	42,733	42,677

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
U.S. dollars (In thousands, except per share data)

	Year ended December 31,
	2016	2015	2014
Net income	$238,808	$206,861	$179,413
Other comprehensive income (loss), net of tax (benefits) expenses in the amounts of $1,904, $9,209 and $20,471 for the years 2016, 2015 and 2014, respectively:
Foreign currency translation differences	(8,471)	(13,917)	(22,155)
Unrealized gains (losses) on derivative instruments, net of tax	6,741	30,632	(20,582)
Pension and other post-retirement benefit plans, net of tax	(56)	7,892	(29,210)
Unrealized losses on available-for-sale marketable securities, net of tax	(11)	(59)	(200)
	(1,797)	24,548	(72,147)
Total comprehensive income	237,011	231,409	107,266
Less: comprehensive income attributable to non-controlling interest	(673)	(3,927)	(7,650)
Comprehensive income attributable to Elbit Systems Ltd.'s shareholders	$236,338	$227,482	$99,616

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY
U.S. dollars (In thousands, except per share data)

	Number of outstanding shares	Share capital	Additional paid–in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury shares	Non– controlling interest	Total equity
Balance as of January 1, 2014	42,587,499	$12,302	$255,841	$(25,219)	$971,556	$(40,428)	$17,157	$1,191,209

Exercise of options	97,996	28	3,514	—	—	—	—	3,542

Stock-based compensation	—	—	322	—	—	—	—	322

Dividends paid	—	—	—	—	(53,825)	—	(14,452)	(68,277)

Purchase of subsidiaries shares from non-controlling interest, net	—	—	—	—	—	—	1,873	1,873

Other comprehensive loss, net of tax benefit of $20,471	—	—	—	(71,364)	—	—	(783)	(72,147)

Net income attributable to non-controlling interests	—	—	—	—	—	—	8,433	8,433

Net income attributable to Elbit Systems Ltd.'s shareholders	—	—	—	—	170,980	—	—	170,980

Balance as of December 31, 2014	42,685,495	$12,330	$259,677	$(96,583)	$1,088,711	$(40,428)	$12,228	$1,235,935

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY
U.S. dollars (In thousands, except per share data)

	Number of outstanding shares	Share capital	Additional paid–in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury shares	Non– controlling interest	Total equity
Balance as of January 1, 2015	42,685,495	$12,330	$259,677	$(96,583)	$1,088,711	$(40,428)	$12,228	$1,235,935

Exercise of options	44,573	11	1,605	—	—	—	—	1,616

Stock-based compensation	—	—	139	—	—	—	—	139

Purchase of subsidiaries shares, net	—	—	—	—	—	—	120	120

Dividends paid	—	—	—	—	(61,570)	—	(8,222)	(69,792)

Other comprehensive income, net of tax expense of $9,209	—	—	—	24,973	—	—	(425)	24,548

Net income attributable to non-controlling interests	—	—	—	—	—	—	4,352	4,352

Net income attributable to Elbit Systems Ltd.'s shareholders	—	—	—	—	202,509	—	—	202,509

Balance as of December 31, 2015	42,730,068	$12,341	$261,421	$(71,610)	$1,229,650	$(40,428)	$8,053	$1,399,427

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY
U.S. dollars (In thousands, except per share data)

	Number of outstanding shares	Share capital	Additional paid–in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury shares	Non– controlling interest	Total equity
Balance as of January 1, 2016	42,730,068	$12,341	$261,421	$(71,610)	$1,229,650	$(40,428)	$8,053	$1,399,427

Exercise of options	15,748	4	501	—	—	—	—	505

Stock-based compensation	—	—	70	—	—	—	—	70

Dividends paid	—	—	—	—	(68,447)	—	—	(68,447)

Purchase of minority interest shares, net	—	—	—	—	—	—	(1,325)	(1,325)

Other comprehensive loss, net of tax expense of $1,904	—	—	—	(571)	—	—	(1,226)	(1,797)

Net income attributable to non- controlling interests	—	—	—	—	—	—	1,899	1,899

Net income attributable to Elbit Systems Ltd.'s shareholders	—	—	—	—	236,909	—	—	236,909

Balance as of December 31, 2016	42,745,816	$12,345	$261,992	$(72,181)	$1,398,112	$(40,428)	$7,401	$1,567,241

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars (In thousands, except per share data )

	Year ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$238,808	$206,861	$179,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,888	122,354	122,408
Write-off impairment on marketable securities	86	—	—
Stock-based compensation	70	139	322
Amortization of Series A Notes discount (premium) and related issuance costs, net	(92)	(92)	(91)
Deferred income taxes and reserve, net	2,683	15,928	(47,456)
Loss (gain) on sale of property, plant and equipment	(3,347)	1,742	(3,266)
Loss (gain) on sale of investments and deconsolidation of subsidiary	(16,734)	33	(4,957)
Equity in net (earnings) losses of affiliated companies and partnerships, net of dividend received(*)	(1,728)	19,999	7,449
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in short and long-term trade receivables, and prepaid expenses	(297,439)	31,860	(67,177)
Decrease (increase) in inventories, net	(8,040)	39,801	(112,747)
Increase (decrease) in trade payables, other payables and accrued expenses	253,413	(74,280)	81,687
Severance, pension and termination indemnities, net	315	(799)	6,282
Increase (decrease) in advances received from customers	(82,881)	71,282	15,970
Net cash provided by operating activities	208,002	434,828	177,837

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and other assets	(124,221)	(99,175)	(71,211)
Acquisitions of subsidiaries and business operations (Schedule A)	—	(141,436)	787
Investments in affiliated companies and other companies	(19,277)	(23,852)	(4,620)
Deconsolidation of subsidiary(**)	(1,538)	—	—
Proceeds from sale of property, plant and equipment	15,745	11,563	24,969
Proceeds from sale of investments	—	—	110
Investment in long-term deposits	(417)	(396)	(796)
Proceeds from sale of long-term deposits	894	721	790
Investment in short-term deposits and available-for-sale marketable securities	(25,622)	(57,175)	(89,521)
Proceeds from sale of short-term deposits and available-for-sale marketable securities	36,619	128,187	59,374
Net cash used in investing activities	(117,817)	(181,563)	(80,118)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	505	1,616	3,542
Repayment of long-term loans	(48,250)	(226,635)	(345,839)
Proceeds from long-term loans	—	196,550	376,500
Repayment of Series A Notes	(55,532)	(55,532)	(55,532)
Dividends paid (***)	(68,447)	(69,792)	(68,277)
Change in short-term bank credit and loans, net	5,027	(557)	557
Net cash used in financing activities	(166,697)	(154,350)	(89,049)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(76,512)	98,915	8,670
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	$299,322	$200,407	$191,737
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$222,810	$299,322	$200,407

(*) Dividends received from affiliated companies and partnerships	$3,496	$24,541	$12,998

(**) During 2016, an Israeli subsidiary was deconsolidated. See Note 1D and Note 6(b)(7).

(***) Dividends paid in 2015 and 2014 included approximately $8,222 and $14,452, respectively, in dividends paid by a subsidiary to non-controlling interests.

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars (In thousands, except per share data )

SUPPLEMENTAL CASH FLOW ACTIVITIES:
	Year ended December 31,
	2016	2015	2014
Cash paid during the year for:
Income taxes, net	$28,603	$37,410	$17,347

Interest	$6,254	$3,631	$5,078

Schedule A: Acquisitions of subsidiaries and business operations	Year ended December 31,
	2016	2015	2014
Estimated net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:
Working capital, net (excluding cash and cash equivalents)	$—	$(7,210)	$(1,143)
Property, plant and equipment	—	3,368	213
Other long-term assets	—	(250)	(9,791)
Goodwill and other intangible assets	—	183,718	12,422
Deferred income taxes	—	2,606	(1,001)
Long-term liabilities	—	(40,796)	—
Non-controlling interest	—	—	(1,487)
	$—	$141,436	$(787)

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars (In thousands, except per share data )

Note 1 -    GENERAL

A.    GENERAL DESCRIPTION

Elbit Systems Ltd. (“Elbit Systems” or the "Company") is an Israeli corporation that is 45.80% owned by the Federmann Group. Elbit Systems’ shares are traded on the Nasdaq National Market in the United States (“Nasdaq”) and on the Tel-Aviv Stock Exchange (“TASE”). Elbit Systems and its subsidiaries (collectively the “Company”) are engaged mainly in the fields of defense, homeland security and commercial aviation. Elbit Systems’ major wholly-owned subsidiaries are the Elbit Systems of America, LLC (“ESA”) companies, Elbit Systems Electro-Optics Elop Ltd. (“Elop”), Elbit Systems Land and C4I Ltd. (“ESLC”), Elbit Systems EW and SIGINT - Elisra Ltd. (“Elisra”) and CYBERBIT Ltd. (“CYBERBIT”).

 B.    SALES TO GOVERNMENTAL AGENCIES

The Company derives a majority of its revenues from direct or indirect sales to governments or governmental agencies. As a result, these sales are subject to the special risks associated with sales to governments or governmental agencies. These risks include, among others, dependence on the resources allocated by governments to defense programs, changes in governmental priorities, changes in governmental regulations and changes in governmental approvals regarding export licenses required for the Company’s products and for its suppliers. As for major customers, refer to Note 22(C).

C.    SALE OF CERTAIN ASSETS

In 2014, the Company's wholly-owned subsidiary, ESA, sold certain assets related to a high-speed machinery product line. As a result of the sale, the Company recorded an operating pre-tax loss of $4,600, which was included in cost of revenues.

D.	ACQUISITIONS AND INVESTMENTS

In the first quarter of 2016, an Israeli subsidiary was deconsolidated following an investment by a third party, which included certain substantial participating rights. As a result, the Company recognized in other operating income a net gain related to the revaluation of the investment of approximately $7,000.

In the second quarter of 2016, the Company invested approximately $13,400 in a U.K. company that is a joint venture held 50% by a wholly-owned U.K. subsidiary of the Company and 50% by Kellogg Brown & Root Limited ("KBR"). The joint venture is engaged in the area of flight training systems.

In the third quarter of 2016, a third party invested in a newly established Israeli subsidiary acting in the area of energy technology solutions for civilian transportation applications. The third party investor holds certain substantial participation rights. As a result, the Company recognized in other operating income a net gain of approximately $10,500 related to valuation of the shares.

In April 2015, the Company completed the acquisition of a 100% interest in an Israeli company for a purchase price of approximately $24,000. Based on a purchase price allocation ("PPA") performed by an independent adviser, the purchase price was attributed mainly to goodwill (approximately $8,300) and to other intangible assets (approximately $9,300). The results of operation of the acquired company were consolidated in the Company's financial statements commencing on the date of acquisition.The effect on consolidated revenues and net income were immaterial. Pro-forma information was not provided due to immateriality.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 1 -    GENERAL (Cont.)

D.	ACQUISITIONS AND INVESTMENTS (Cont.)

In 2015, the Company acquired a division from an Israeli based company (the "Seller"), for a total consideration of approximately $154,000, of which approximately $40,000 is contingent consideration, which may become payable on the occurrence of certain future events.

Based on a PPA performed by an independent adviser, the purchase price was attributed to the fair value of assets acquired and liabilities assumed from the seller as follows:

	Fair value	Expected useful lives
Net tangible assets and liabilities assumed (current and non-current)	$(10,287)
Technology	31,997	7.5 years
IPR&D	714	2.5 years
Customer relationships	9,127	8.5 years
Backlog	11,689	5.5 years
Goodwill	111,142
	$154,382

The results of operation of the acquired business were consolidated in the Company's financial statements commencing on the date of acquisition. The effects on consolidated revenues and net income were immaterial. Pro-forma information was not provided due to immateriality.

In December 2016, following certain claims and allegations demanding indemnification pursuant to the asset purchase agreement, the Company signed a settlement agreement with the Seller, in which the parties agreed on certain cash payments and a reduction of up to $4,000 from any contingent consideration payment to Seller (the reduction in the contingent consideration offset general and administrative expenses).

In 2010, the Company acquired a 49% interest in an Israeli company ("Subsidiary B"). On March 30, 2014, the Company, through another wholly-owned Israeli subsidiary, increased its holdings in Subsidiary B to 90% and, as a result, the Company recognized a gain of approximately $6,000, included in "other operating income, net", based on the re-measurement of the fair-value of its previously held 49% equity interest in Subsidiary B. The acquisition was accounted for using the purchase method as a business combination achieved in stages. The results of Subsidiary B were consolidated in the Company's consolidated financial statements commencing on the date of acquisition. Revenues and earnings from the acquisition date through December 31, 2014, were immaterial to the consolidated results of the Company. In 2016, the Company acquired the additional 10% non-controlling interest in Subsidiary B for a consideration of $1,300.

In 2010, a wholly-owned Israeli subsidiary completed an acquisition of a 100% interest in another wholly-owned Israeli subsidiary ("Subsidiary C") and recorded a contingent consideration payable subject to the occurrence of certain future events during a period of four years (the "period"). Following the lapse of the period in 2014, and as a result of the non-occurrence of certain events, the Company de-recognized the contingent consideration of approximately $5,000, recorded in other operating income, net.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 -    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

A.    USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant assumptions are employed in estimates used in determining values of intangible assets, warranty and contract loss accruals, legal contingencies, tax assets and tax liabilities, stock-based compensation costs, retirement and post-retirement benefits (including the actuarial assumptions), financial instruments with no observable market quotes, as well as in estimates used in applying the Company's revenue recognition policies. Actual results may differ from estimated results.

B.    FUNCTIONAL CURRENCY

The Company’s revenues are generated mainly in U.S. dollars. In addition, most of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

Transactions and balances of the Company and certain subsidiaries that are denominated in other currencies have been remeasured into U.S. dollars in accordance with principles set forth in ASC 830, “Foreign Currency Matters”. All exchange gains and losses from the remeasurement mentioned above are reflected in the statement of income as financial expenses or income, as appropriate.

For those foreign subsidiaries and investees whose functional currency has been determined to be other than the U.S. dollar, assets and liabilities are translated at year-end exchange rates, and statement of income items are translated at average exchange rates prevailing during the year. Resulting translation differences are recorded as a separate component of accumulated other comprehensive income in equity.

C.    PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Elbit Systems and its wholly and majority-owned subsidiaries and variable interests entities that are required to be consolidated.

Intercompany transactions and balances, including profit from intercompany sales not yet realized outside the Company, have been eliminated upon consolidation.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

D.    COMPREHENSIVE INCOME

The Company accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income generally represents all changes in shareholders' equity during the period except those resulting from investments by, or distributions to, shareholders. Accordingly, the Company presents a separate statement of consolidated comprehensive income.

The following table displays the changes in accumulated other comprehensive income (loss), net of taxes, in the amount of $571 and $24,973, for the years ended December 31, 2016 and December 31, 2015, respectively, by components:

	Unrealized gains (losses) on derivative instruments	Unrealized gains (losses) on available-for-sale marketable securities	Pension and post-retirement benefit plans	Foreign currency translation differences	Total
Balance as of December 31, 2015	$8,520	$28	$(46,751)	$(33,407)	$(71,610)
Other comprehensive income (loss) before reclassifications	18,619	—	(3,642)	(7,245)	7,732
Amount reclassified from accumulated other comprehensive income (loss)	(11,878)	(11)	3,586	—	(8,303)
Net current-period other comprehensive income (loss)	6,741	(11)	(56)	(7,245)	(571)
Balance as of December 31, 2016	$15,261	$17	$(46,807)	$(40,652)	$(72,181)

	Unrealized gains (losses) on derivative instruments	Unrealized gains (losses) on available-for-sale marketable securities	Pension and post-retirement benefit plans	Foreign currency translation differences	Total
Balance as of December 31, 2014	$(22,112)	$87	$(54,643)	$(19,915)	$(96,583)
Other comprehensive income (loss) before reclassifications	7,309	2	4,063	(13,492)	(2,118)
Amount reclassified from accumulated other comprehensive income (loss)	23,323	(61)	3,829	—	27,091
Net current-period other comprehensive income (loss)	30,632	(59)	7,892	(13,492)	24,973
Balance as of December 31, 2015	$8,520	$28	$(46,751)	$(33,407)	$(71,610)

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

E.    BUSINESS COMBINATIONS

The Company applies ASC 805, “Business Combinations”. ASC 805 requires recognition of assets acquired, liabilities assumed, and non-controlling interest in the acquired entity at the acquisition date, measured at their fair values as of that date. This ASC also requires the fair value of acquired in-process research and development (“IPR&D”) to be recorded as intangibles with indefinite lives, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. Any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. In addition, changes in valuation allowance related to acquired deferred tax assets and in acquired income tax position are to be recognized in earnings.

F.    CASH AND CASH EQUIVALENTS

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, when purchased.

G.    SHORT-TERM BANK DEPOSITS

Short-term bank deposits are deposits with original maturities of more than three months but less than one year. The short-term bank deposits are presented at their cost, which approximates fair value.

H.    AVAILABLE-FOR-SALE MARKETABLE SECURITIES

The Company accounts for its investments in debt securities, and marketable equity securities of entities in which it does not have significant influence, in accordance with ASC 320, “Investments - Debt and Equity Securities”. The Company classifies all debt securities and marketable equity securities as “available-for-sale”. All of the Company’s investments in available-for-sale securities are reported at fair value. Unrealized gains and losses are comprised of the difference between fair value and the cost of such securities and are recognized, net of tax, in accumulated other comprehensive income (“OCI”).

The amortized cost of debt securities reflects amortization of premiums and accretion of discounts to maturity. Such amortization and accretion together with interest and dividends on securities are included in "financial expenses, net".

The Company recognizes an impairment charge when a decline in the fair value of its investments in debt securities below the amortized cost basis of such securities is judged to be other-than-temporary impairment (“OTTI”). Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and if the entity has the intent to sell the debt security, or if it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis. However, if an entity does not expect to sell a debt security, it will still need to evaluate expected cash flows to be received and determine if a credit loss exists. In the event of a credit loss, only the amount of impairment associated with the credit loss is recognized in earnings. Amounts relating to factors other than credit losses are recorded in OCI.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.    INVENTORIES

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence for which recoverability is not probable.

Cost is determined as follows:

•	Raw materials using the average or FIFO cost method.

•	Work in progress:

•
Costs incurred on long-term contracts in progress include direct labor, material, subcontractors, other direct costs and an allocation of overheads, which represent recoverable costs incurred for production, allocable operating overhead cost and, where appropriate, research and development costs (See Note 2(V)).

•
Labor overhead is generally included on the basis of updated hourly rates and is allocated to each project according to the amount of hours expended. Material overhead is generally allocated to each project based on the value of direct material that is charged to the project.

Advances from customers are allocated to the applicable contract inventories and are deducted from the inventory balance. Advances in excess of related inventories are classified as liabilities.

Pre-contract costs are generally expensed, but can be deferred and included in inventory, only when such costs can be directly associated with a specific anticipated contract and if their recoverability from the specific anticipated contract is probable according to the guidelines of ASC 605-35.

J.    INVESTMENT IN AFFILIATED COMPANIES, PARTNERSHIPS AND OTHER COMPANIES

Investments in affiliated companies and partnerships that are not controlled but over which the Company can exercise significant influence (generally, entities in which the Company holds approximately between 20% to 50% of the voting rights of the investee) are presented using the equity method of accounting. Profits on intercompany sales, not realized outside the Company, are eliminated. The Company discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and the Company has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate.

Investments in preferred shares, which are not in substance common stock, are recorded on a cost basis according to ASC 323-10-15-13, “Investments - Equity Method and Joint Ventures - In-substance Common Stock” and ASC 323-10-40-1, "Investment -Equity Method and Joint Ventures - Investee Capital Transactions".

A change in the Company’s proportionate share of an investee’s equity, resulting from issuance of common or in-substance common shares by the investee to third parties, is recorded as a gain or loss in the consolidated income statements in accordance with ASC 323-10-40-1.

Investments in non-marketable equity securities of entities in which the Company does not have control or the ability to exercise significant influence over their operation and financial policies, are recorded at cost (generally when the Company holds less than 20% of the voting rights).

Management evaluates investments in affiliated companies, partnerships and other non-marketable equity securities for evidence of other-than-temporary declines in value. Such evaluation is dependent on the specific facts and circumstances. Accordingly, in determining whether other-than-temporary declines exist, management evaluates various indicators for other-than-temporary declines and evaluates financial information (e.g. budgets, business plans, financial statements, etc.). During 2016 the Company recorded an impairment of approximately $2,500 on one of its affiliated companies. During 2015 and 2014, no material impairment was recognized.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

K. VARIABLE INTEREST ENTITIES

ASC 810-10, “Consolidation”, provides a framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. According to ASC 810-10, the Company consolidates a VIE when it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the variable interest entity. The determination about whether the Company should consolidate a VIE is evaluated continuously as existing relationships change or future transactions occur.

The Company’s assessment of whether an entity is a VIE and the determination of the primary beneficiary is judgmental in nature and involves the use of significant estimates and assumptions. Those include, among others, forecasted cash flows, their respective probabilities and the economic value of certain preference rights. In addition, such assessment also involves estimates of whether an entity can finance its current activities, until it reaches profitability, without additional subordinated financial support.

Also according to ASC 810, a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component of equity in the consolidated financial statements. As such, changes in the parent’s ownership interest with no change of control are treated as equity transactions, rather than acquisitions achieved in stages or dilution gains or losses. Losses of partially owned consolidated subsidiaries shall continue to be allocated to the non-controlling interests even when their investment was already reduced to zero.

A 51%-held subsidiary in the U.K. ("Subsidiary "D") is considered to be a VIE. As Elbit Systems is the primary beneficiary and has both the power to direct its activities and absorb the majority of its losses or the right to the majority of its earnings based upon holding the 51% economic interest, Subsidiary D is consolidated in the Company’s financial statements.

Subsidiary E is an Israeli limited partnership and considered to be a VIE. As the Company holds 50% of the contractual rights in Subsidiary E and is the primary beneficiary, Subsidiary E is consolidated in the Company’s financial statements.

L.    LONG-TERM RECEIVABLES

Long-term trade, unbilled and other receivables, with payment terms in excess of one year which are considered collectible, are recorded at their estimated present values (determined based on the market interest rates at the date of initial recognition).

M.    LONG-TERM BANK DEPOSITS

Long-term bank deposits are deposits with maturities of more than one year. These deposits are presented at cost and earn interest at market rates. Accumulated interest to be received over the next year is recorded as a current asset. The deposits and accumulated interest approximate fair value.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

N.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, net of accumulated depreciation and investment grants. For equipment produced for the Company’s own use, cost includes materials, labor and overhead (including interest costs, when applicable) but not in excess of the fair value of the equipment.

Depreciation is calculated by the straight-line method over the estimated useful life of the assets at the following annual rates:

%
Buildings and leasehold improvements (*)	2-20
Instruments, machinery and equipment	3-33
Office furniture and other	4-33
Motor vehicles	12-33	(Mainly 15%)

(*)	Prepayments for operating leases and leasehold improvements are amortized generally over the term of the lease or the useful life of the assets, whichever is shorter.

O.    OTHER INTANGIBLE ASSETS

Other identifiable intangible assets mainly consist of purchased technology, customer relations and trademarks. These intangible assets are stated at cost net of accumulated amortization and impairments, and are amortized over their useful life using the straight-line method, or the accelerated method, whichever better reflects the applicable expected utilization pattern.

P.    IMPAIRMENT OF LONG-LIVED ASSETS

The Company’s long-lived assets and finite-lived intangible assets are reviewed for impairment in accordance with ASC 360-10-35 “Property, Plant and Equipment – Subsequent Measurement” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets (or assets group) to be held and used is determined by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If the carrying amount is higher, an asset is deemed to be impaired and the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. For the years ended December 31, 2016, 2015 and 2014, no impairment was identified.

As required by ASC 820, “Fair Value Measurements”, the Company applies assumptions that marketplace participants would consider in determining the fair value of long-lived assets (or assets groups).

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Q.    GOODWILL IMPAIRMENT

Goodwill is subject to an impairment test at the reporting unit level on an annual basis (or more frequently if impairment indicators arise).

The Company identified several reporting units based on the guidance of ASC 350, “Intangibles – Goodwill and Other”.

ASC 350 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase (if necessary) measures impairment.

Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. In such case, the second phase is then performed, and the Company measures impairment by comparing the carrying amount of the reporting unit’s goodwill to the implied fair value of that goodwill. An impairment loss is recognized in an amount equal to the excess. For each of the three years in the period ended December 31, 2016, no impairment losses were identified.

As required by ASC 820, “Fair Value Measurement”, the Company applies assumptions that market place participants would consider in determining the fair value of each reporting unit.

R.    SEVERANCE PAY

Elbit Systems’ and its Israeli subsidiaries’ obligations for severance pay are calculated pursuant to Israel’s Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date, and are presented on an undiscounted basis (the “Shut Down Method”). Subject to certain conditions, employees are entitled to one month’s salary for each year of employment or a portion thereof. The obligation is funded by monthly deposits through insurance policies and by an accrual. The value of these policies is recorded as an asset on the Company’s balance sheet. The deposited funds may be withdrawn only upon the fulfillment of the obligation, pursuant to the Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies and includes profits (or losses) accumulated to the balance sheet date.

Elbit Systems and its Israeli subsidiaries have entered into an agreement with some of its employees implementing Section 14 of the Severance Pay Law and the General Approval of the Labor Minister dated June 30, 1998, issued in accordance with such Section 14. The agreement mandates that upon termination of such employees’ employment, all the amounts accrued in their insurance policies shall be released to them. The severance pay liabilities and deposits covered by these plans are not reflected in the  balance sheet as the severance pay risks have been irrevocably transferred to the severance funds.

Severance pay expenses for the years ended December 31, 2016, 2015 and 2014 amounted to approximately $55,294, $47,407 and $49,243, respectively.

S.    PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company accounts for its obligations for pension and other post-retirement benefits in accordance with ASC 715, “Compensation – Retirement Benefits” (see Note 17).

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

T.    REVENUE RECOGNITION

The Company generates revenues principally from long-term contracts involving the design, development, manufacture and integration of defense systems and products. In addition, to a lesser extent, the Company provides non-defense systems and products as well as support and services for the Company's systems and products.

Revenues from long-term contracts are recognized primarily using ASC 605-35, “Revenue Recognition - Construction-Type and Production-Type Contracts”, according to which revenues are recognized on the percentage-of-completion ("POC") basis.

Sales under long-term fixed-price contracts which provide for a substantial level of development efforts in relation to total contract efforts are recorded using the cost-to-cost method of accounting as the basis to measure progress toward completing the contract and to recognize revenues using the POC basis. According to this method, sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. When measuring progress toward completion, the Company may consider other factors, such as contracts' performance obligations or the achievement of milestones.

Sales and anticipated profit under long-term fixed-price contracts which provide for a substantial level of production effort are recorded on a POC basis, using the units-of-delivery method as the basis to measure progress of the contracts' performance toward completing the contract and recognizing revenues. In certain circumstances, which involve long-term fixed-price production type contracts for non-homogeneous units or small quantities of units, or when the achievement of performance milestones provides a more reliable and objective measure of the extent of progress toward completion, revenue is recognized based on the achievement of performance milestones.

Sales and anticipated profit under long-term fixed-price contracts that involve both development and production efforts are recorded using the cost-to-cost method and units-of-delivery method or the achievement of performance milestones as applicable to each phase of the contract, as the basis to measure progress toward completion. In addition, when measuring progress toward completion under the development portion of the contract, the Company may consider other factors, such as its progress on certain performance obligations or the achievement of milestones.

The POC method of accounting requires management to estimate the cost and gross profit margin for each individual contract. Estimated gross profit or loss from long-term contracts may change due to differences between actual performance and original estimated forecasts.

Sales under cost-reimbursement-type contracts are recorded as costs are incurred. Applicable estimated profits are included in earnings in the proportion that incurred costs bear to total estimated costs.

Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Penalties and awards applicable to performance on contracts are considered in estimating sales and profit margins and are recorded when they are probable and there is sufficient information to assess anticipated contract performance.

Under the POC method, changes in estimated revenues and/or estimated project costs are recorded in the period the change is reasonably determinable, with the full amount of the inception-to-date effect of such changes recorded in such period on a “cumulative catch-up” basis. The cumulative catch-up basis amounts in the contract estimated total costs are charged to cost of revenues ("COR") and are reflected in the reported gross profit in the consolidated financial statements. Any changes in performance costs estimates that result in an anticipated loss on contracts are charged to COR when they are probable and reasonably determinable by management. The Company reviews the actual costs and the estimated costs to complete long-term contracts on a quarterly basis. In addition, the Company periodically monitors the impact of changes in estimated contract performance costs that result from cumulative catch-up cost adjustments on COR.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

T.    REVENUE RECOGNITION (Cont.)

The nature of the Company's numerous contracts is such that refinements of the estimated performance costs or revenues for a project may occur for various reasons, including: change orders, contract price adjustments, significant technical and development matters encountered during performance and provision for loss and contract costs changes that may occur in a situation where: (a) identified contract risks cannot be resolved within the cost estimates included in a contract estimated costs at completion ("EAC"); or (b) new or unforeseen risks or changes in the performance cost estimates must be incorporated into the contract EAC. In addition, anticipated losses on contracts are recognized when determined to be probable.

These adjustments may result from positive program performance in which case they would be reflected as a decrease in COR during the period. Likewise, these adjustments may result in an increase in COR if the Company determines it will not be successful in mitigating these risks or realizing related opportunities.

The Company believes that the use of the POC method is appropriate as the Company has the ability to make reasonably dependable estimates of the extent of progress towards completion and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and terms of settlement. In all cases, revenue is recognized when the Company expects to perform its contractual obligations and its customers are expected to satisfy their obligations under the contract.

Management reviews periodically the estimates of progress towards completion and project costs. These estimates are determined based on engineering estimates and past experience, by personnel having the appropriate authority and expertise to make reasonable estimates of the related costs. Such engineering estimates are reviewed for each specific contract by professional personnel from various disciplines within the organization. These estimates take into consideration the probability of achievement of certain milestones, as well as other factors that might impact the contract’s completion and projected cost.

A number of internal and external factors affect the Company's cost estimates, including labor rates, estimated future prices of material, revised estimates of uncompleted work, efficiency variances, linkage to indices and exchange rates, customer specifications and testing requirement changes. If any of the above factors were to change, or if different assumptions were used in estimating progress cost and measuring progress towards completion, it is possible that materially different amounts would be reported in the Company’s consolidated financial statements.

The Company's COR included net EAC adjustments resulting from changes in performance cost estimates of approximately $33,700 (1.47% of COR and 3.52% of gross profit), $2,600 (0.12% of COR and 0.29% of gross profit) and $26,900 (1.26% of COR and 3.26% of gross profit) for the years ended December 31, 2016, 2015 and 2014, respectively. Accordingly, during the above mentioned periods there were no material net EAC adjustments to COR.

These adjustments changed our net income by approximately $28,200 ($0.66 per diluted share), $2,100 ($0.05 per diluted share) and $23,400 ($0.55 per diluted share) for the years ended December 31, 2016, 2015 and 2014, respectively.

In certain circumstances, sales under short-term fixed-price production type contracts or sales of products are accounted for in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and recognized when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable, no further obligation exists and collectability is reasonably assured.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

T.    REVENUE RECOGNITION (Cont.)

In cases where the contract involves the delivery of products and performance of services, or other obligations such as buy-back (see Note 20(B)), the Company follows the guidelines specified in ASC 605-25, “Revenue Recognition – Multiple-Element Arrangements” in order to allocate the contract consideration between the identified different elements using the relative selling price method. The selling price for each element would be allocated by using a hierarchy of: (1) Vendor Specific Objective Evidence (“VSOE”); (2) Third-Party Evidence (“TPE”) of the selling price for that element; or (3) Estimated Selling Price (“ESP”), for individual elements of an arrangement when VSOE or TPE of the selling price are unavailable.

The Company determines ESP for the purposes of allocating the consideration to individual elements of an arrangement by considering several external and internal factors including, but not limited to, pricing practices, margin objectives, geographies in which the Company offers products and services and internal costs. The determination of ESP is judgmental and is made through consultation with and approval by management.

Service revenues include contracts primarily for rendering of services not associated with design, development or manufacturing and production activities. Such revenues may be derived from a stand-alone service contract or a service element which was separated from the design, development or production contract according to the criteria established in ASC 605-25. Service contracts primarily include operation contracts, outsourcing-type arrangements, maintenance contracts, training, installation services and similar items. Revenues from services were less than 10% of consolidated revenues in each of the years ended December 31, 2016, 2015 and 2014.

Such service revenues are usually recognized in accordance with SAB 104 ratably over the service period, and when all other revenue recognition criteria are met. Buy-back obligations are recognized upon fulfillment, generally when the related products have been delivered or services have been rendered. In addition, where applicable, the Company recognizes service revenues upon achievement of related performance milestones.

As for research and development costs accounted for as contract costs refer to Note 2(V).

U.    WARRANTY

The Company estimates the costs that may be incurred under its basic warranty. Such costs are estimated as part of the total contract’s cost and are recorded as a liability at the time revenue for delivered products is recognized. The specific terms and conditions of those warranties vary depending upon the product sold and the country in which the Company does business. Factors that affect the Company’s warranty cost include the number of delivered products, engineering estimates and anticipated rates of warranty claims. The Company periodically assesses the adequacy of its recorded warranty cost and adjusts the amount as necessary.

Changes in the Company’s provision for warranty, which is included mainly in other payables and accrued expenses in the Balance Sheet, are as follows:

	2016	2015
Balance, at January 1	$191,948	$197,463
Warranties issued during the year	111,835	78,344
Reduction due to warranties expired or claimed during the year	(58,055)	(90,531)
Additions resulting from acquisitions	—	6,672
Balance, at December 31	$245,728	$191,948

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

V.	RESEARCH AND DEVELOPMENT COSTS

Research and development costs, net of participation grants, include costs incurred for independent research and development and bid and proposal efforts and are expensed as incurred unless the costs are related to certain contractual arrangements which are recorded as part of cost of revenues, over the period that revenue is recognized, consistent with the Company’s revenue recognition accounting policy. The Company does not perform significant stand-alone research and development for others.

The Company has certain research and development contractual arrangements that meet the requirements for best efforts research and development accounting. Accordingly, the amounts funded by the customer are recognized as an offset to its research and development expenses rather than as contract revenues.

Elbit Systems and certain Israeli subsidiaries receive grants (mainly royalty-bearing) from the Israeli Innovation Authority in the Ministry of Economy and Industry (formerly the Office of Chief Scientist's) and from other sources for the purpose of partially funding approved research and development projects. The grants are not to be repaid, but instead Elbit Systems and certain Israeli subsidiaries are obliged to pay royalties as a percentage of future sales if and when sales from the funded projects are generated. These grants are recognized as a deduction from research and development costs at the time the applicable entity is entitled to such grants on the basis of the research and development costs incurred. Since the payment of royalties is not probable when the grants are received, the Company records a liability in the amount of the estimated royalties for each individual contract, when the related revenues are recognized, as part of COR. For more information regarding such royalties’ commitments see Note 20(A). For more information regarding grants and participation received, see Note 23.

W.    INCOME TAXES

The Company accounts for income taxes and uncertain tax positions in accordance with ASC 740, “Income Taxes”. This guidance prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are more likely than not to be realized.

The Company establishes reserves for uncertain tax positions based on an evaluation of whether the tax position is “more likely than not” to be sustained upon examination. The Company records interest and penalties pertaining to its uncertain tax positions in the financial statements as income tax expense.

X.    CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short and long-term deposits, marketable securities and trade receivables.

The majority of the Company’s cash and cash equivalents and short and long-term deposits are invested with major banks mainly in Israel and the United States. Deposits in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s investments have a high credit rating.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

X.    CONCENTRATION OF CREDIT RISKS (Cont.)

The Company's marketable securities include investments in corporate debentures, U.S. Treasury Bills, U.S. government agency debentures and Israeli Treasury Bills. The Company's investment policy limits the amount that the Company may invest in any one type of investment or issuer, thereby reducing credit risk concentrations.

The Company’s trade receivables are derived primarily from sales to large and stable customers and governments located mainly in Israel, the United States, Europe and Asia-Pacific. The Company performs ongoing credit evaluations of its customers and has not experienced in recent years any unexpected material losses. An allowance for doubtful accounts is recognized with respect to those amounts that the Company has determined to be doubtful of collection.

The Company entered into foreign exchange forward contracts and cross currency interest rate swaps (together “derivative instruments”) intended to protect against the increase in the dollar equivalent value of forecasted non-dollar currency cash flows and interest as applicable. These derivative instruments are designed to effectively hedge the Company’s non-dollar currency and interest rates exposures (see Note 2(AA)).

Y.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company accounts for derivatives and hedging based on ASC 815, “Derivatives and Hedging”, which requires the Company to recognize all derivatives on the balance sheet at fair value. If a derivative meets the definition of a cash flow hedge and is so designated, changes in the fair value of the derivative will be recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. If a derivative does not meet the definition of a hedge, the changes in the fair value are included immediately in earnings in “Financial income (expenses), net”, in each reporting period (see Note 24).

As part of its hedging strategy, the Company enters into forward exchange contracts in order to protect the Company from the risk that the eventual dollar cash flows from the sale to international customers and purchase of products from international vendors will be adversely affected by changes in exchange rates.

The Company also enters into forward exchange contracts and options strategies in order to limit the exposure to exchange rate fluctuation associated with payroll expenses mainly incurred in NIS.

In connection with the issuance of Series A Notes in 2010 and in 2012 on the Tel Aviv Stock Exchange (see Note 16), the Company entered into cross-currency interest rate swap transactions with a notional principal of the NIS 1.1 billion and NIS 0.9 billion, respectively, to effectively hedge the effect of interest and exchange rate difference from the NIS Series A Notes. The cross-currency interest rate swap instruments effectively convert the fixed interest rate of the debt to a floating interest rate. The terms of the swap agreements substantially match the terms of the debt. Under the terms of the swap agreements, the Company receives interest payments semi-annually in NIS at an annual rate of 4.84% on the notional principal and pays interest semi-annually in U.S. dollars at an annual weighted rate of six-month LIBOR plus 1.84% on the notional principal.

In addition, in connection with a NIS loan received from a financial institution at a fixed interest rate of 3% in 2013, the Company entered into cross-currency interest rate swap transactions with a notional principal of NIS 440 million to effectively hedge the effect of interest and exchange rate differences from the NIS loan. Under the terms of the cross currency interest rate swap, the Company receives fixed NIS at a rate of 3% and pays interest semi-annually in USD LIBOR plus 1.35% on the notional principal.

The swap agreements are designated as a fair value hedge. The gains and losses related to changes in the fair value of the cross-currency interest rate swap transactions are included in interest expense and substantially offset changes in the fair value of the hedged portion of the underlying hedged Series A Notes and NIS loan.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Z.    STOCK-BASED COMPENSATION

The Company accounts for share-based arrangements under ASC 718, “Compensation – Stock Compensation”, which requires all share-based payments, including grants of employee stock options and grants under the Company's Phantom Bonus Retention Plan, to be recognized in the income statement based on their fair values.

AA.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, short-term bank deposits, trade receivables, short-term bank credit and loans and trade payables approximate their fair values due to the short-term maturities of such instruments.

The fair value of long-term loans is estimated by discounting the future cash flows using current interest rates for loans of similar terms and maturities. The carrying amount of the long-term loans approximates their fair value.

As of December 31, 2016, the fair value of the Series A Notes, based on quoted market price on the Tel-Aviv Stock Exchange, was approximately $235,287.

The Company accounts for certain assets and liabilities at fair value under ASC 820, “Fair Value Measurement”. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets with insufficient volume or infrequent transactions, or other inputs that are observable (model-derived valuations in which significant inputs are observable), or can be derived principally from or corroborated by observable market data; and

Level 3 - Unobservable inputs which are supported by little or no market activity.

The availability of observable inputs can vary from instrument to instrument and is affected by a wide variety of factors, including, for example, the type of instrument, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the instruments are categorized as Level 3.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

AA.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont.)

The Company’s cross-currency interest rate swaps are valued under an income approach using industry-standard models that consider various assumptions, including time value, volatility factors, current market and contractual prices for the underlying, and counterparty non-performance risk. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instruments, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and accordingly such instruments are categorized as Level 2.

The Company measures its marketable equity securities, debt securities and foreign currency derivative instruments at fair value. Government debt securities are classified within Level 1. The Company's corporate debt marketable securities trade in markets that are not considered to be active, but are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency and accordingly are categorized as Level 2.

The Company’s foreign currency derivative instruments are classified within Level 2 as valuation inputs are based on quoted prices and market observable data of similar instruments.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

AA.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont.)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair value measurement at
	December 31, 2016 using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description of Assets
Available-for-sale marketable securities:
Government bonds	$1,051	$—	$—
Corporate bonds	—	12,319	—
Foreign currency derivatives and option contracts	—	14,218	—
Cross-currency interest rate swap	—	10,339	—
Liabilities
Foreign currency derivative and option contracts	—	(3,636)	—
Cross-currency interest rate swap	—	(1,798)	—
Total	$1,051	$31,442	$—

	Fair value measurement at
	December 31, 2015 using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description of Assets
Available-for-sale marketable securities:
Government bonds	$880	$—	$—
Corporate bonds	—	11,956	—
Foreign currency derivatives and option contracts	—	16,679	—
Cross-currency interest rate swap	—	10,858	—
Liabilities
Foreign currency derivative and option contracts	—	(8,289)	—
Cross-currency interest rate swap	—	(2,266)	—
Total	$880	$28,938	$—

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)
AB.    TRANSFERS OF FINANCIAL ASSETS

ASC 860, "Transfers and Servicing", establishes a standard for determining when a transfer of financial assets should be accounted for as a sale. The Company's arrangements are such that the underlying conditions are met for the transfer of financial assets to qualify for accounting as a sale. The transfers of financial assets are typically performed by the factoring of receivables to an Israeli financial institution. In 2015, the Company sold rights to receive payments from the Israeli Ministry of Defense ("IMOD") to an Israeli financial institution in a total amount of $42,631. Control and risk of these rights were fully transferred in accordance with ASC 860.

The Company's agreement pursuant to which the Company sells its trade receivables, is structured such that the Company (i) transfers the proprietary rights in the receivable from the Company to the financial institution; (ii) legally isolates the receivable from the Company's other assets, and presumptively puts the receivable beyond the lawful reach of the Company and its creditors, even in bankruptcy or other receivership; (iii) confers on the financial institution the right to pledge or exchange the receivable; and (iv) eliminates the Company's effective control over the receivable, in the sense that the Company is not entitled and shall not be obligated to repurchase the receivable other than in case of failure by the Company to fulfill its commercial obligation.

AC.    BASIC AND DILUTED NET EARNINGS PER SHARE

Basic earnings per share are computed based on the weighted average number of outstanding ordinary shares during each year. Diluted earnings per share are computed based on the weighted average number of outstanding ordinary shares during each year, plus dilutive potential ordinary shares outstanding during the year. Outstanding stock options are excluded from the calculation of the diluted earnings per share when their effect is anti-dilutive.
The weighted average number of shares related to outstanding anti-dilutive stock options excluded from the calculations of diluted net earnings per share was not material for the last three years ended December 31, 2016.

AD.    TREASURY SHARES

Elbit Systems’ shares held by the Company are recognized at cost and presented as a reduction of shareholders’ equity.

AE.    RECENT ACCOUNTING PRONOUNCEMENTS

ASU 2014-15 - Presentation of Financial Statements - Going Concern (Subtopic 205-40):
In August 2014, the FASB issued guidance on disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15), which defines management’s responsibility to evaluate whether there is substantial doubt about a company’s ability to continue as a going concern. ASU 2014-15 also provide principles and definitions that are intended to reduce diversity in the timing and content of disclosures in the financial statement footnotes. This guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company adopted the provisions of ASU 2014-15 for the year ended December 31, 2016. The adoption of ASU 2014-15 did not have a material impact on the consolidated financial statements.

ASU 2015-16 - Business Combinations (Topic 805):
In September 2015, the FASB issued guidance on current accounting for measurement-period adjustments. The guidance requires entities to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Measurement period adjustments were previously required to be retrospectively adjusted as of the acquisition date. The provisions of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, and should be applied prospectively. The adoption of ASU 2015-16 did not have a material impact on the consolidated financial statements.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

AE.    RECENT ACCOUNTING PRONOUNCEMENTS (Cont.)

ASU 2016-18 - Statement of Cash Flows (Topic 230):
In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The ASU requires that the Consolidated Statement of Cash Flows explain the change in total cash and equivalents and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts. The ASU also requires a reconciliation between the total of cash and equivalents and restricted cash presented on the Consolidated Statement of Cash Flows and the cash and equivalents balance presented on the Consolidated Balance Sheet. ASU 2016-18 is effective retrospectively on January 1, 2018, with early adoption permitted. The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

ASU 2015-17 - Income Taxes (Topic 740):
In November 2015, the FASB issued guidance on balance sheet classification of deferred taxes. The new guidance requires entities to present all deferred tax assets and liabilities, along with any related valuation allowance, as non-current on the balance sheet. The guidance is effective for interim and annual periods beginning after December 15, 2016 (early adoption is permitted). The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

ASU 2016-02 - Leases (Topic 842):
In February 2016, the FASB issued guidance on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e, lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in a manner similar to the accounting under existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Topic 842 supersedes the previous leases standard, ASC 840, "Leases". The guidance is effective for the interim and annual periods beginning on or after December 15, 2018 (early adoption is permitted). The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

ASU 2015-11 - Inventory (Topic 330):
In July 2015, the FASB issued guidance on current accounting for inventory measurement. The new guidance requires entities to measure inventory at the lower of cost or net realizable value. Net realizable value is defined by the guidance as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance is effective for the interim and annual periods beginning on or after December 15, 2016 (early adoption is permitted). The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

AE.    RECENT ACCOUNTING PRONOUNCEMENTS (Cont.)

ASU 2014-09 - Revenue from Contracts with Customers (Topic 606):
In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (Topic 606), which will replace existing requirements in U.S. GAAP, including industry-specific requirements, significantly expand the disclosure requirements and provide companies with a single revenue recognition model for recognizing revenue from contracts with customers. ASU 2014-09 also provides for additional disclosure requirements. The FASB has recently issued several amendments to the new standard, including clarification on accounting for licenses of intellectual property and identifying performance obligations. The amendments include ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606)-Principal versus Agent Considerations", which was issued in March 2016, and clarifies the implementation guidance for principal versus agent considerations in ASU 2014-09, and ASU No. 2016-10, "Revenue from Contracts with Customers (Topic 606)-Identifying Performance Obligations and Licensing", which was issued in April 2016, and amends the guidance in ASU No. 2014-09 related to identifying performance obligations and accounting for licenses of intellectual property.
The new standard permits adoption either by using (i) a full retrospective approach for all periods presented in the period of adoption or (ii) a modified retrospective approach with the cumulative effect of initially applying the new standard recognized at the date of initial application and providing certain additional disclosures.  While ASU 2014-09 was to be effective for annual periods and interim periods beginning after December 15, 2016, on July 9, 2015, the FASB approved the deferral of the effective date to periods beginning on or after December 15, 2017.
Accordingly, the Company intends to adopt ASU 2014-09 on January 1, 2018 and continues to deliberate the  selection of the transition method. The Company has made progress toward completing the evaluation of the potential changes from adopting the new standard in its financial reporting and disclosures.  The Company has evaluated the impact of the standard on all of its revenue streams and most of its significant contracts. The Company expects to predominantly complete the contract evaluation and validate the impact of the accounting and disclosure changes on its business processes, controls and systems during the first half of 2017, design any changes to such business processes, controls and systems by the middle of 2017 and implement the changes over the remainder of 2017.
The adoption of the new standard may primarily impact the Company's contracts where revenue is currently recognized using the percentage-of-completion units-of-delivery method, with the possible resulting impact being revenue which may be recognized earlier in the performance period as it incurs costs, as opposed to when units are delivered. This change may also impact the Company's balance sheet presentation with a possible decrease in inventories, an increase in contract assets (i.e., unbilled receivables) and a net increase to retained earnings to primarily reflect the impact of converting units-of-delivery contracts to the cost-to-cost method for recognizing revenue and profits.
ASU 2016-09 - Compensation - Stock Compensation (Topic 718):
In March 2016, the FASB issued guidance on improvements to Employee Share-Based Payments. The standard requires among others, that excess tax benefits or deficiencies for share-based payments be recorded as income tax benefit of expense, rather then within additional paid in capital, in the period the shares vest. Cash flows related to excess tax benefits will be included in operating activities insted of separately classified as a financing activity. The new guidance is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

AE.    RECENT ACCOUNTING PRONOUNCEMENTS (Cont.)

ASU 2016-13 Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments:
In June 2016, the FASB issued guidance on the measurement of credit losses, which significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The standard will replace today’s incurred loss approach with an expected loss model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. Topic 326 is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

ASU 2016-15 - Statement of Cash Flows (Topic 230),Classification of Certain Cash Receipts and Cash Payments:
In August 2016, the FASB issued guidance on the classification of Certain Cash Receipts and Cash Payments which intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the Consolidated Statement of Cash Flows by providing guidance on eight specific cash flow issues. ASU 2016-15 is effective retrospectively on January 1, 2018, with early adoption permitted. The Company is currently evaluating the potential effect of the guidance on its consolidated cash flow statement.

ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10):
In January 2016, the FASB issued guidance on Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. The pronouncement revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU 2016-01 is effective for fiscal years, beginning after December 15, 2017 and interim periods within those years. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

ASU 2016-07 - Investments - Equity Method and Joint Ventures (Topic 323):
In March 2016, the FASB issued guidance on Investments - Equity Method and Joint Ventures. The update simplifies the equity method of accounting by eliminating the requirement to retrospectively apply the equity method to an investment that subsequently qualifies for such accounting as a result of an increase in the level of ownership interest or degree of influence. Consequently, when an investment qualifies for the equity method, the cost of acquiring the additional interest in the investee would be added to the current basis of the investor’s previously held interest, and the equity method would be applied subsequent to the date on which the investor obtains the ability to exercise influence over the investee. The standard is effective for fiscal years beginning after December 15, 2016, including interim periods within those periods. The Company does not expect this guidance to have a material effect on its consolidated financial statements.

AF.    RECLASSIFICATIONS

Certain financial statement data for prior years has been reclassified to conform to current year financial statement presentation.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 3 -     TRADE AND UNBILLED RECEIVABLES, NET

	December 31,
	2016	2015
Receivables (1)	$723,538	$562,616
Unbilled receivables	516,469	386,035
Less – allowance for doubtful accounts	(7,416)	(6,738)
	$1,232,591	$941,913

(1) Includes receivables from affiliated companies	$84,969	$76,598

Unbilled receivables on long-term contracts principally represent sales recorded under the percentage-of-completion method of accounting, when sales or revenues based on performance attainment, though appropriately recognized, cannot be billed yet under terms of the contract as of the balance sheet date. Accounts receivable include claims on items that the Company believes are earned, but are subject to uncertainty concerning their ultimate realization. Such amounts were not material as of the balance sheet date. Trade receivables and unbilled receivables, other than those detailed under Note 7, are expected to be billed and collected during 2017.

Short and long-term receivables and unbilled receivables include amounts related to contracts with the IMOD in the aggregate amounts of $498,464 and $520,176, as of December 31, 2016 and 2015, respectively.

As for long-term trade and unbilled receivables – see Note 7.

Note 4 -    OTHER RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2016	2015
Deferred income taxes, net	$32,336	$36,561
Prepaid expenses	32,254	41,216
Government institutions	37,937	54,562
Derivative instruments	14,218	16,679
Cross-currency interest rate swap	2,275	3,234
Other	16,295	19,107
	$135,315	$171,359

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 5 -    INVENTORIES, NET OF CUSTOMER ADVANCES

	December 31,
	2016	2015
Cost incurred on long-term contracts in progress	$837,906	$901,775
Raw materials	123,595	124,475
Advances to suppliers and subcontractors	52,728	40,207
	1,014,229	1,066,457
Less -
Cost incurred on contracts in progress deducted from customer advances	65,032	78,623
Advances received from customers (*)	65,418	70,282
Provision for losses on long-term contracts	43,513	80,441
	$840,266	$837,111

(*)
The Company has transferred legal title of inventories to certain customers as collateral for advances received. Advances are allocated to the relevant inventories on a per-project basis. In cases where advances are in excess of the inventories, the net amount is presented in customer advances (see Note 14).

Note 6 -    INVESTMENTS IN AFFILIATED COMPANIES, PARTNERSHIPS AND OTHER COMPANIES

A.    INVESTMENT IN AFFILIATED COMPANIES:

	December 31,
	2016	2015
Companies accounted for under the equity method	$173,396	$126,059
Companies accounted for on a cost basis	7,566	3,699
	$180,962	$129,758

B.    INVESTMENT IN COMPANIES ACCOUNTED FOR UNDER THE EQUITY METHOD:

	December 31,
	2016	2015
Company F (1)	$65,594	$61,577
Company I (2)	19,974	18,847
Company J (3)	11,881	14,398
Company K (4)	19,120	20,000
Company L (5)	18,003	—
Company M (6)	25,707	—
Company N (7)	5,107	—
Other	8,010	11,237
	$173,396	$126,059

(1)
Company F is an Israeli partnership, held 50% by the Company and 50% by Rafael Advanced Defense Systems Ltd. (“Rafael”). Company F is engaged in the development and production of various thermal detectors and laser diodes. Company F is jointly controlled and therefore is not consolidated in the Company’s financial statements. During 2016 and 2015, the Company received a dividend in the amount of $2,140 and $20,000, respectively from Company F.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 6 -    INVESTMENTS IN AFFILIATED COMPANIES, PARTNERSHIPS AND OTHER COMPANIES (Cont.)

B.	INVESTMENT IN COMPANIES ACCOUNTED FOR UNDER THE EQUITY METHOD (Cont.):

(2)
Company I is an Israeli company owned 50.000001% by the Company and 49.99999% by Rafael. Company I focuses mainly on commercial applications of thermal imaging and electro-optic technologies. The Company jointly controls Company I with Rafael, and therefore Company I is not consolidated in the Company’s financial statements.

(3)
Company J is a Romanian company held 40% by the Company. Company J is engaged in the construction of fiber optic-telecommunication networks in Romania. During 2016, the Company wrote off $2,500 of its investment in Company J.

(4)
Company K is a European company held 33% by the Company. During 2015, the Company, through a wholly-owned Israeli subsidiary, invested approximately $20,000 in Company K, which is engaged in the area of composite aerostructure parts manufacturing for commercial aircraft.

(5)
Company L is an Israeli company held 80% by the Company. During 2016, the Company established Company L, based on its in-house developed energy technology for transportation, that is engaged in developing energy solutions for civilian transportation applications. In July 2016, an international strategic investor invested €16,000 (approximately $18,000) in exchange for 20% of Company L's ownership interest (in preferred shares) and was granted rights in several of Company L's energy related technologies. The investor has certain participating rights in the day-to-day operations of Company L. As a result, the Company deconsolidated Company L and reevaluated its remaining holdings, recognizing a gain of approximately $10,500, which was included in "other operating income, net"

(6)
Company M is a U.K. joint venture held 50% by a wholly-owned U.K. subsidiary of the Company and 50% by Kellogg Brown & Root Limited. During 2016, the Company invested in company M approximately$13,400. Company M is engaged in the area of flight training systems. (See Note 1(D).)

(7)
Company N is an Israeli company held 71% by the Company. During 2016, due to an external investment in Company N in which a third party investor acquired substantial participation rights, Company N ceased to be consolidated in the Company's financial results.

Equity in net earnings (losses) of affiliated companies and partnerships is as follows:

	Year ended December 31,
	2016	2015	2014
Company F	$6,157	$3,948	$2,758
Company I	2,047	2,284	1,982
Company M	4,253	—	—
Other (*)	(7,233)	(1,690)	809
	$5,224	$4,542	$5,549

(*)    Includes write-off impairment in Company J in the amount of approximately $2,500 in 2016.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 6 -    INVESTMENTS IN AFFILIATED COMPANIES, PARTNERSHIPS AND OTHER COMPANIES (Cont.)

B.	INVESTMENT IN COMPANIES ACCOUNTED FOR UNDER THE EQUITY METHOD (Cont.)

The summarized aggregate financial information of companies accounted for under the equity method is as follows:

Balance Sheet Information:

	December 31,
	2016	2015
Current assets	$452,343	$312,585
Non-current assets	145,346	91,958
Total assets	$597,689	$404,543

Current liabilities	$168,352	$142,662
Non-current liabilities	103,656	15,049
Shareholders' equity	325,681	246,832
Total liabilities and equity	$597,689	$404,543

Income Statement Information:

	Year ended December 31,
	2016	2015	2014
Revenues	$424,045	$250,499	$260,025
Gross profit	$83,266	$67,747	$72,631
Net income	$21,252	$13,920	$17,452

See Note 20(E) for guarantees.

Note 7 -    LONG-TERM TRADE AND UNBILLED RECEIVABLES

	December 31,
	2016	2015
Receivables	$—	$96
Unbilled receivables	189,688	152,367
	$189,688	$152,463

The majority of the long-term unbilled receivables are expected to be billed and collected during the years 2018 - 2021. Long-term trade and unbilled receivables are mainly related to contracts with the IMOD.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 8 -    LONG-TERM BANK DEPOSITS AND OTHER RECEIVABLES

	December 31,
	2016	2015
Restricted deposits with banks (1)	$462	$652
Cross-currency interest rate swap	8,064	7,624
Deposits with banks and other long-term receivables (2)	7,391	7,489
	$15,917	$15,765

(1)	Restricted deposits in respect of an issued bank guarantee

(2)
Includes long-term balances of a non-qualified deferred compensation plan structured under Section 409A of the U.S. Internal Revenue Code in the amount of $7,106 and $6,790 as of December 31, 2016 and 2015, respectively (see Note 17)

Note 9 -     AVAILABLE-FOR-SALE MARKETABLE SECURITIES

As of December 31, 2016 and 2015, the fair value, amortized cost and gross unrealized holding gains and losses of available-for-sale marketable securities were as follows:

	December 31, 2016
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Government debentures - fixed and floating interest rate	$1,051	—	—	$1,051
Corporate debentures - fixed and floating interest rate	12,302	17	—	12,319
	$13,353	17	—	$13,370

	December 31, 2015
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Government debentures - fixed and floating interest rate	$887	—	(7)	$880
Corporate debentures - fixed and floating interest rate	11,921	99	(64)	11,956
	$12,808	99	(71)	$12,836

The contractual maturities of the available-for-sale marketable securities in future years are as follows:

December 31, 2016
2017	$1,802
2018	1,753
2019	4,040
2020	2,405
2021+ and after	2,864
$12,864

As of December 31, 2016 and 2015, interest receivable included in other receivables amounted to $147 and $155, respectively.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 10 -    PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2016	2015
Cost (1):
Land, buildings and leasehold improvements (2)	$450,301	$434,763
Instruments, machinery and equipment (3)	807,791	734,731
Office furniture and other	83,431	81,684
Motor vehicles and airplanes	55,457	63,669
	1,396,980	1,314,847
Accumulated depreciation	(922,871)	(865,088)
Depreciated cost	$474,109	$449,759

Depreciation expenses for the years ended December 31, 2016, 2015 and 2014 amounted to $81,728, $74,239 and $79,457, respectively.

(1)	Net of investment grants received (mainly for instruments, machinery and equipment) in the amounts of $15,023 and $17,591 as of December 31, 2016 and 2015, respectively.

(2)	Set forth below is additional information regarding the real estate owned or leased by the Company:

	Israel(a)	U.S.(b)	Other Countries(c)
Owned	2,161,000 square feet	633,854 square feet	891,000 square feet
Leased	2,281,000 square feet	671,200 square feet	453,000 square feet

(a)	Includes offices, development and engineering facilities, manufacturing facilities, maintenance facilities, hangar facilities and landing strips in various locations in Israel.

(b)	Includes offices, development and engineering facilities, manufacturing facilities and maintenance facilities of ESA primarily in Texas, New Hampshire, Florida, Alabama and Virginia.

(c)	Includes offices, design and engineering facilities and manufacturing facilities, mainly in Europe, Latin America and Asia-Pacific.

(3)	Includes equipment produced by the Company for its own use in the aggregate amount of $114,241 and $111,393 as of December 31, 2016 and 2015, respectively.

As for liens on assets – see Notes 20(H) and 20(I).

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 11 - GOODWILL AND OTHER INTANGIBLE ASSETS, NET

A.    COMPOSITION OF IDENTIFIABLE INTANGIBLE ASSETS:

	Weighted average
	useful lives	December 31,
		2016	2015
Original cost:
Technology	12	$234,081	$234,805
Customer relations	12	169,695	170,692
Trademarks and other	11	161,019	158,666
		564,795	564,163
Accumulated amortization:
Technology		172,649	150,516
Customer relations		157,179	151,421
Trademarks and other		125,566	114,604
		455,394	416,541
Amortized cost		$109,401	$147,622

B.	AMORTIZATION EXPENSES
Amortization expenses amounted to $41,160, $48,115 and $42,951 for the years ended December 31, 2016, 2015 and 2014, respectively.

C.	AMORTIZATION EXPENSES FOR FIVE SUCCEEDING YEARS
The estimated aggregate amortization expenses for each of the five succeeding fiscal years and thereafter are as follows:

2017		$24,545
2018		21,893
2019		21,054
2020		16,755
2021	and thereafter	25,154
		109,401

D.    CHANGES IN GOODWILL

Changes in goodwill during 2016 were as follows:

2016
Balance, at January 1	$622,654
Reduction related to deconsolidation of a subsidiary (1)	(1,206)
Net translation differences (2)	(4,451)
Balance, at December 31	$616,997

(1)	See Note 6(B)(5).

(2)	Foreign currency translation differences resulting from goodwill allocated to reporting units, whose functional currency has been determined to be other than the U.S. dollar.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 12 -    SHORT-TERM BANK CREDIT AND LOANS

	Interest %	December 31,
		2016	2015
Short-term bank credit and loans	Libor + 1.3%	$5,027	$—
		$5,027	$—

Note 13 -    OTHER PAYABLES AND ACCRUED EXPENSES

	December 31,
	2016	2015
Payroll and related expenses	$187,051	$160,413
Provision for warranty	250,212	199,449
Provision for vendors on accrued expenses	55,379	64,708
Provision for vacation pay (1)	46,878	44,477
Provision for losses on long-term contracts (2)	39,835	36,511
Provision for income tax, net of advances	33,541	27,842
Provision for royalties	34,330	36,105
Other income tax liabilities	9,762	31,435
Value added tax (“VAT”) payable	6,433	13,651
Derivative instruments	5,429	8,289
Deferred income tax, net	1,800	545
Other (3)	159,866	116,442
	$830,516	$739,867

(1)	Long-term provision for vacation pay as of December 31, 2016 and 2015 was $27,969 and $26,166, respectively, included in other long-term liabilities.

(2)
Includes a provision of $4,586 and $4,949 as of December 31, 2016 and 2015, respectively, related to the cessation of a program with a foreign customer. During 2016, the Company recorded a reversal of reserves which offset COR by approximately $20,000, primarily related to reserves for potential liabilities recorded in 2011 related to the cessation of a program and a legal settlement with a Seller as part of an asset purchase agreement.

(3)
Includes provisions for estimated future costs in respect of (1) penalties and the probable loss from claims (legal or unasserted) in the ordinary course of business (e.g. damages caused by the items sold and claims as to the specific products ordered), and (2) unbilled services of service providers.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 14 -    CUSTOMER ADVANCES IN EXCESS OF COSTS INCURRED ON CONTRACTS IN PROGRESS

	December 31,
	2016	2015
Advances received	$652,372	$753,708
Less -
Advances presented under long-term liabilities	174,529	167,601
Advances deducted from inventories	65,418	70,282
	412,425	515,825
Less -
Costs incurred on contracts in progress (See Note 5)	65,032	78,623
	$347,393	$437,202
As for guarantees and liens, see Notes 20(E), 20(H) and 20(I).

Note 15 -    LONG-TERM LOANS, NET OF CURRENT MATURITIES

				December 31,
	Currency	Interest %	Years of maturity	2016	2015
Long-term loans (*)	USD	Libor + 1.15%	1	$118,550	$118,550
	NIS (**)	2.56% - Libor + 1.35%	mainly 1	47,317	94,790
	Other			—	709
				165,867	214,049
Less: current maturities				165,392	48,078
				$475	$165,971

(*)    For covenants see Note 20(F).
(**)    Includes derivative instrument defined as hedge accounting. See Note 2(Y) and Note 2(AA).

As of December 31, 2016, the LIBOR semi-annual rate for long-term loans denominated in U.S. dollars was 1.317%.

The maturities of these loans for periods after December 31, 2016, are as follows:

2017 - current maturities	$165,392
2018	—
2019	—
2020 and after	475
$165,867

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 16 -    SERIES A NOTES, NET OF CURRENT MATURITIES

	December 31,
	2016	2015
Series A Notes	$218,466	$269,037
Less – Current maturities	(63,564)	(65,281)
Carrying amount adjustments on Series A Notes (*)	15,843	22,589
Premium on Series A Notes, net	321	413
	$171,066	$226,758

(*)	As a result of fair value hedge accounting, described below and in Notes 2(Y) and 2(AA). The carrying value of the Series A Notes is adjusted for changes in the interest rates.

In June 2010, the Company issued Series A Notes in the aggregate principal amount of NIS 1.1 billion (approximately $283,000), payable in 10 equal annual installments on June 30 of each of the years 2011 through 2020. The Series A Notes bear a fixed interest rate of 4.84% per annum, payable on June 30 and December 30 of each of the years 2010 through 2020 (the first interest payment was made on December 30, 2010, and the last interest payment will be made on June 30, 2020). Debt issuance costs were approximately $2,530, of which $2,164 was allocated to the Series A Notes discount, and $366 was allocated to deferred issuance costs and are amortized as financial expenses over the term of the Series A Notes due in 2020.

In March 2012, the Company issued additional Series A Notes in the aggregate principal amount of NIS 807 million (approximately $217,420). The immediate gross proceeds received by the Company for the issuance of the March 2012 Series A Notes were approximately NIS 831 million (approximately $224,000). Debt issuance costs were approximately $2,010, of which $1,795 was allocated to the Series A Notes discount, and $215 was allocated to deferred issuance costs and are amortized as financial expenses over the term of the Series A Notes due in 2020. Premium was approximately $3,675 and is amortized as financial income over the term of the Series A Notes due in December 2020.

In May 2012, the Company issued additional Series A Notes in an aggregate principal amount of NIS 92 million (approximately $24,407) through a private placement to Israeli institutional investors. The immediate gross proceeds received by the Company for the issuance of the May 2012 Series A Notes were approximately NIS 95 million (approximately $24,900). Debt issuance costs were approximately $94. These costs were allocated to deferred issuance costs and are amortized as financial expenses over the term of the Series A Notes due in 2020. The premium was approximately $260 and is amortized as financial income over the term of the Series A Notes due in December 2020.

The 2010 Series A Notes together with the 2012 Series A Notes form one single series with the same terms and conditions.

The Series A Notes (principal and interest) are not linked to any currency or index. The Series A Notes are unsecured, non convertible and do not restrict the Company’s ability to issue additional notes of any class or distribute dividends in the future. There are no covenants on the Series A Notes. The Series A Notes are listed for trading on the Tel-Aviv Stock Exchange.

During the years ended December 31, 2016, 2015 and 2014, the Company recorded $6,565, $6,812 and $7,954, respectively, as interest expenses and $92, $92 and $91, respectively, as amortization of debt issuance costs and premium, net, on the Series A Notes.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 16 -SERIES A NOTES, NET OF CURRENT MATURITIES (Cont.)

The Company also entered into 10-year cross currency interest rate swap transactions in order to effectively hedge the effect of interest and exchange rate differences resulting from the 2010 NIS Series A Notes. Under the cross currency interest rate swaps, the Company receives fixed NIS at a rate of 4.84% on NIS 1.1 billion and pays floating six-month USD LIBOR + an average spread of 1.65% on $287,000, which reflects the U.S. dollar value of the Series A Notes on the specific dates the transactions were consummated. Both the debt and the swap instruments pay semi-annual interest on June 30 and December 31. The purpose of these transactions was to convert the NIS fixed rate Series A Notes into USD LIBOR (6 months) floating rate obligations. As a result of these agreements, the Company is currently paying an effective interest rate of six-month LIBOR (1.32% at December 31, 2016) plus an average of 1.65% on the principal amount, as compared to the original 4.84% fixed rate. The above transactions qualify for fair value hedge accounting.

In April 2012 and May 2012, the Company entered into cross currency interest rate swap transactions in order to effectively hedge the effect of interest and exchange rate differences resulting from the 2012 issuance of Series A Notes. Under these cross currency interest rate swaps, the Company receives fixed NIS at a rate of 4.84% on NIS 807 million and NIS 92 million and pays floating six-month USD LIBOR + an average spread of 2.02% on $217,300 and 2.285% on $24,100, respectively, which reflects the U.S. dollar value of the 2012 issued Series A Notes on the specific dates the transactions were consummated. Both the debt and the swap instruments pay semi-annual interest on June 30 and December 31. The purpose of these transactions was to convert the NIS fixed rate Series A Notes into USD LIBOR (6 months) floating rate obligations. As a result of these agreements, the Company is currently paying an effective interest rate of six-month LIBOR (1.32% at December 31, 2016) plus an average of 2.05% on the 2012 principal amounts, as compared to the original 4.84% fixed rate. The above transactions qualify for fair value hedge accounting.

Future principal payments for the Series A Notes, including the effect of the cross-currency interest rate swap transactions are as follows:

		December 31, 2016
2017	current maturities	$55,533
2018		55,533
2019		55,533
2020		55,533

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 -     BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY

The Company’s subsidiaries ESA, a German subsidiary (the "German Subsidiary") and a Belgian subsidiary (the "Belgian Subsidiary") sponsor benefit plans for their employees in the U.S., Germany and Belgium, respectively, as follows:

1.    Defined Benefit Retirement Plan based on Employer’s Contributions

a)
ESA has three defined benefit pension plans (the “Plans”) which cover the employees of ESA’s two largest subsidiaries. Monthly benefits are based on years of benefit service and annual compensation. Annual contributions to the Plans are determined using the unit credit actuarial cost method and are equal to or exceed the minimum required by law. Pension fund assets of the Plans are invested primarily in stocks, bonds and cash through a financial institution, as the investment manager of the Plans’ assets. Pension expense is allocated between cost of sales and general and administrative expenses, depending on the responsibilities of the employee. The measurement date for ESA subsidiaries' benefit obligation is December 31.

Participation in ESA’s qualified defined benefit plans was frozen as of January 1, 2010, for non-represented employees. Current participants continue to accrue benefits; however no new non-represented employees were allowed to enter the plan.

b)
The German Subsidiary, which is wholly-owned by the Company, has mainly one defined benefit pension plan (the “P3-plan”) which covers all employees. The P3-plan provides for yearly cash balance credits equal to a percentage of a participant’s compensation, which accumulate together with the respective interest credits on the employee’s cash balance accounts. In case of an insured event (retirement, death or disability) the benefits can be paid as a lump sum, in installments or as a life-long annuity. The P3-plan is an unfunded plan.

c)	The Belgian Subsidiary, which is wholly-owned by the Company, has a defined benefit pension plan, which is divided into two categories:

1)
Normal retirement benefit plan, with eligibility at age 65. The lump sum is based on employee contributions of 2% of the final pensionable salary up to a certain breakpoint, plus 6% exceeding the breakpoint at a maximum of 5% of pensionable salary, and the employer contributions, with a maximum of 40 years. The vested benefit is equal to the retirement benefit calculated with the pensionable salary and pensionable service observed at the date of leaving service.

2)	Pre-retirement death benefit to employees.

The plan is funded and includes profit sharing.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 - BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY (Cont.)

The following table sets forth the Plans’ funded status and amounts recognized in the consolidated financial statements for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Changes in benefit obligation:
Benefit obligation at beginning of year	$219,360	$225,668
Service cost	7,768	8,921
Interest cost	8,929	8,372
Exchange rate differences	(669)	(2,847)
Actuarial losses (gain)	6,861	(15,612)
Benefits paid	(7,003)	(5,142)
Benefit obligation at end of year	$235,246	$219,360
Changes in the Plans’ assets:
Fair value of Plans’ assets at beginning of year	127,455	126,489
Actual return on Plans’ assets (net of expenses)	10,035	(2,225)
Employer contribution	9,753	8,333
Benefits paid	(7,003)	(5,142)
Fair value of Plans’ assets at end of year	$140,240	$127,455
Accrued benefit cost, end of year:
Funded status	(95,003)	(91,905)
Unrecognized net actuarial loss	71,839	72,411
Unrecognized prior service cost	206	(271)
	$(22,958)	$(19,765)
Amount recognized in the statement of financial position:
Accrued benefit liability, current	(1,254)	(725)
Accrued benefit liability, non-current	(93,749)	(91,179)
Accumulated other comprehensive income, pre-tax	72,045	72,139
Net amount recognized	$(22,958)	$(19,765)

	Year ended December 31,
	2016	2015	2014
Components of the Plans’ net periodic pension cost:
Service cost	$7,768	$8,921	$7,762
Interest cost	8,929	8,372	7,833
Expected return on Plans’ assets	(9,057)	(8,970)	(8,221)
Amortization of prior service cost	65	(62)	(125)
Amortization of transition amount	—	46	121
Amortization of net actuarial loss	5,765	6,295	2,108
Total net periodic benefit cost	$13,470	$14,602	$9,478
Additional information
Accumulated benefit obligation	$227,799	$213,675	$215,276

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 - BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY (Cont.)

	December 31,
	2016	2015
Weighted average assumptions:
Discount rate as of December 31	4.3%	4.3%
Expected long-term rate of return on Plans’ assets	7.3%	7.3%
Rate of compensation increase	2.4%	2.4%

Asset allocation by category as of December 31:

	2016	2015
Asset Category:
Equity Securities	66.3%	66.0%
Debt Securities	33.1%	34.0%
Other	0.6%	—%
Total	100.0%	100.0%

The investment policy of ESA is directed toward a broad range of securities. The diversified portfolio seeks to maximize investment return while minimizing the risk levels associated with investing. The investment policy is structured to consider the retirement plan’s obligations and the expected timing of benefit payments. The target asset allocation for the Plan years presented is as follows:

	2016	2015
Asset Category:
Equity Securities	65.0%	50.0%
Debt Securities	35.0%	40.0%
Other	—%	10.0%
Total	100.0%	100.0%

The fair value of the asset values by category at December 31, 2016 was as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
Cash	$553	$553	$—	$—
Cash Equivalents:
Money Market Funds (a)	335	335	—	—
Fixed Income Securities:
Mutual Funds (b)	45,409	45,409	—	—
Equity Securities:
International Companies (c)	3,953	3,953	—	—
Mutual Funds (d)	89,990	89,990	—	—
Total	$140,240	$140,240	$—	$—

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 - BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY (Cont.)

(a)	This category includes highly liquid daily traded cash-like vehicles.

(b)	This category invests in highly liquid mutual funds representing a diverse offering of debt issuance.

(c)	This category represents common stocks of companies domiciled outside of the U.S.; they can be represented by ordinary shares or ADRs.

(d)	This category represents highly liquid diverse equity mutual funds of varying asset classes and styles.

In developing the overall expected long-term rate of return on assets assumption, ESA used a building block approach in which rates of return in excess of inflation were considered separately for equity securities, debt securities, real estate and all other assets. The excess returns were weighted by the representative target allocation and added along with an approximate rate of inflation to develop the overall expected long-term rate of return. It is the policy of ESA to meet the ERISA minimum contribution requirements for a Plan year. The minimum contribution requirements for the 2016 Plan year have been satisfied as of December 31, 2016. Benefit payments over the next five years are expected to be $6,255 in 2017, $7,077 in 2018, $7,791 in 2019, $8,599 in 2020 and $9,468 in 2021.

2.    Retiree Medical Plan

ESA offers retiree medical benefits to a limited number of retirees, The measurement date for ESA's benefit obligation is December 31. The following table sets forth the retiree medical plans’ funded status and amounts recognized in the consolidated financial statements for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Change in Benefit Obligation:
Benefit obligation at beginning of period	$1,791	$1,953
Service cost	71	102
Interest cost	60	63
Actuarial (gain) loss	233	(237)
Employee contribution	33	27
Benefits paid	(135)	(117)
Benefit obligation at end of period	$2,053	$1,791
Change in Plan Assets:
Employer contribution	$102	$90
Employee contribution	33	27
Benefits paid	(135)	(117)
Fair value of Plan assets at end of period	$—	$—

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 - BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY (Cont.)

	Year ended December 31,
	2016	2015
Accrued benefit cost, end of period:
Funded status	$(2,053)	$(1,791)
Unrecognized net actuarial (gain) loss	(1,110)	(1,522)
Accrued benefit cost, end of period	$(3,163)	$(3,313)
Amounts recognized in the statement of financial position:
Accrued benefit liability, current	$(180)	$(153)
Accrued benefit liability, non-current	(1,873)	(1,638)
Accumulated other comprehensive gain, pretax	(1,110)	(1,522)
Net amount recognized	$(3,163)	$(3,313)

Components of net periodic pension cost (for period):
Service cost	$71	$102
Interest cost	60	63
Amortization of net actuarial gain	(179)	(143)
Total net periodic benefit cost	$(48)	$22

Assumptions as of end of period:
Discount rate	3.50%	3.50%
Health care cost trend rate assumed for next year	6.50%	6.50%
Ultimate health care cost trend rate	3.80%	3.84%

The effect of a 1% change in the health care cost trend rate at December 31, 2016 was as follows:

	1% increase	1% decrease
Net periodic benefit cost	$13	$(11)
Benefit obligation	$141	$(127)

3.    Defined Contribution Plan

The 401(k) savings plan (“401(k) plan”) is a defined contribution retirement plan that covers all eligible ESA employees, as defined in section 401(k) of the U.S. Internal Revenue Code. Employees may elect to contribute a percentage of their annual gross compensation to the 401(k) plan. ESA may make discretionary matching contributions as determined by ESA. Total expense under the 401(k) plan amounted to $5,300, $4,209 and $4,675 for the years ended December 31, 2016, 2015 and 2014, respectively. Expense for the deferred 401(k) plan is allocated between cost of sales and general and administrative expenses depending on the responsibilities of the related employees.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 17 - BENEFIT PLANS AND OBLIGATIONS FOR TERMINATION INDEMNITY (Cont.)

4.    Non-Qualified Defined Contribution Plan

ESA has two benefit plans for the executives of the organization. The non-qualified, defined contribution plan is structured under Section 409(A). The plan provides the employees at vice president level and above the opportunity to defer up to 100% of their salary to the 409(A) plan. ESA provides a match of 50 cents on the dollar up to 10% of the employees’ total salary and incentive based compensation. The contribution can be made into the 401(k) plan, the 409(A) plan or both plans. The purpose is to provide comparable defined contribution plan benefits for the senior management across ESA locations. The 409(A) plan funds are contributed to several life insurance policies. Participant contributions to the plan were $1,194, $1,221 and $181 for the years ended December 31, 2016, 2015 and 2014, respectively, and the total ESA contribution to the plan was $265 for 2016. The cash and cash surrender value of these life insurance policies at December 31, 2016 was $4,455. The total liability related to the 409(A) plan was $6,211 at December 31, 2016.

The second plan implemented is a non-qualified, defined benefit plan for certain executives of ESA. The plan provides a calculated, guaranteed payment in addition to their regular pension through the company upon retirement. The plan is funded with several life insurance policies. They are not segregated into a trust or otherwise effectively restricted. These policies are corporate owned assets that are subject to the claims of general creditors and cannot be considered as formal plan assets. The defined benefit plan put in place meets the ERISA definition of an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees. The plan assets of life insurance policies have a cash surrender of $2,651 at December 31, 2016. Related liability for the pension payments is $4,777 at December 31, 2016. As of December 31, 2016, all executives had partially vested balances in the plan.

Note 18 -    TAXES ON INCOME

A.    APPLICABLE TAX LAWS

(1)	Israeli Corporate Income Tax Rates

Corporate tax rates and real capital gains tax in Israel were 25% in 2016 and 26.5% in 2015 and 2014.

In December 2016, the Israeli Parliament approved a reduction of the corporate tax rate to 24%, effective as of January 1, 2017 and 23% effective as of January 1, 2018.

(2)	Tax benefits under Israel’s Law for the Encouragement of Industry (Taxes), 1969:

Elbit Systems and most of its subsidiaries in Israel currently qualify as “Industrial Companies”, as defined by the Law for the Encouragement of Industry (Taxes), 1969, and as such, these companies are entitled to certain tax benefits, mainly amortization of costs relating to know-how and patents over eight years, accelerated depreciation, the right to deduct public issuance expenses for tax purposes and an election under certain conditions to file a consolidated tax return with additional related Israeli Industrial Companies.

In December 2015, Elbit Systems and certain of its Israeli subsidiaries (also industrial companies) submitted an election notice to the Israel Tax Authority to file a consolidated tax return starting tax year 2015.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

A.    APPLICABLE TAX LAWS (Cont.)

(3)	Tax benefits under Israel’s Law for the Encouragement of Capital Investments, 1959:

Elbit Systems’ and certain of its Israeli subsidiaries’ (“the companies”) operations have been granted “Approved Enterprise” status under Israel’s Law for the Encouragement of Capital Investments, 1959 (the “Law”). Accordingly, certain income of the companies derived from the “Approved Enterprise” programs is tax exempt for two years and subject to reduced tax rates of 25% for five year to eight year periods or tax exempt for a ten year period, commencing in the first year in which the companies had taxable income (limited to twelve years from commencement of production or fourteen years from the date of approval, whichever is earlier).

An Amendment to the Law from 2005 defines the “Privileged Enterprise” status rather than the previous “Approved Enterprise” status and limits the scope of enterprises which may qualify for “Privileged Enterprise” status by setting criteria such as that at least 25% of the “Privileged Enterprise” program’s income be derived from exports. Additionally, the 2005 Amendment enacted major changes in the manner in which tax benefits are awarded under the Law so that companies no longer require an Investment Center approval in order to qualify for tax benefits. Similar criteria have been set for the “Preferred Enterprise” status which was added in an Amendment to the Law in 2011. Companies are not required to receive an Investment Center approval in order to qualify for the tax benefits under the “Preferred Enterprise”e status, however, companies which are under an “Approved Enterprise” or “Privileged Enterprise” program must waive their former benefits to elect the “Preferred Enterprise” benefits.

Tax-exempt income generated by the Company and certain of its Israeli subsidiaries’ “Approved Enterprise” and “Privileged Enterprise” will be subject to tax upon dividend distribution or complete liquidation. Income generated under a “Preferred Enterprise” is not subject to additional taxation to the Company or its Israeli subsidiaries upon distribution or complete liquidation.

The entitlement to the above benefits is subject to the companies’ fulfilling the conditions specified in the Law, and the regulations promulgated thereunder and the letters of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the companies may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2016, the Company’s management believes that the Company and its Israeli subsidiaries met all conditions of the Law and letters of approval.

As of December 31, 2016, the tax benefits for the Company’s “Privileged Enterprise” existing programs will expire within the period 2017 to 2022.

As of December 31, 2016, retained earnings of the Company included approximately $630,000 in tax-exempt profits earned by the Company’s “Approved Enterprises”. If the retained tax-exempt income is distributed, with respect to the “Approved Enterprises” it would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative tax benefits track (currently 25%), and an income tax liability would have been incurred of approximately $157,500 as of December 31, 2016.

The boards of directors of the Company and its applicable Israeli subsidiaries have decided that their policy is not to declare dividends out of such tax-exempt income. Accordingly, no deferred income taxes have been provided on exempt income attributable to the companies’ “Approved Enterprises” and “Privileged Enterprise”, as such retained earnings are essentially permanent in duration.

In Israel, income from sources other than the “Approved Enterprise”, “Privileged Enterprise” and “Preferred Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

A.    APPLICABLE TAX LAWS (Cont.)

In December 2016, the Knesset (Israeli Parliament) approved amendments to the Law that introduce an innovation box regime for intellectual property (IP) based companies, enhance tax incentives for certain industrial companies and reduce the standard corporate tax rate and certain withholding rates starting in 2017.

Innovation Box Regime
The new regime was tailored by the Israeli government to a post-base erosion and profit shifting ("BEPS") world, encouraging multinationals to consolidate IP ownership and profits in Israel along with existing Israeli research and development ("R&D") functions. Tax benefits created to achieve this goal include a reduced corporate income tax rate of 6% on IP-based income and on capital gains from future sale of IP.

The 6% rate would apply to qualifying Israeli companies that are part of a group with global consolidated revenue of over NIS 10 billion (approximately US$2.6 billion). Other qualifying companies with global consolidated revenue below NIS 10 billion would be subject to a 12% tax rate. However, if the Israeli company is located in Jerusalem or in certain northern or southern parts of Israel, the tax rate is further reduced to 7.5%. Additionally, withholding tax on dividends would be subject to a reduced rate of 4% for all qualifying companies (unless further reduced by a treaty).

Entering into the regime is not conditioned on making additional investments in Israel, and a company could qualify if it invested at least 7% of the last three years’ revenue in R&D (or NIS 75 milion R&D expense per year) and met one of the following three conditions:
1. Have at least 20% R&D employees engaged in R&D (or more than 200 R&D employees);
2. Venture capital investment of NIS 8 million was previously made in the company; or
3. Average annual growth over three years of 25% in sales or employees.

Companies not meeting the above conditions may still be considered as a qualified company at the discretion of the Israeli Innovation Authority in the Ministry of Economy and Industry (formerly the "Office of the Chief Scientist"). Companies wishing to exit from the regime in the future will not be subject to clawback of tax benefits. The Knesset also approved a stability clause in order to encourage multinationals to invest in Israel. Accordingly, companies will be able to confirm the applicability of tax incentives for a 10-year period under a pre-ruling process. Further, in line with the new Organization for Economic Co-operation and Development ("OECD") Nexus Approach, the Finance Minister will promulgate regulations to ensure companies are benefiting from the regime to the extent qualifying R&D expenditures are incurred. The regulations were set to be finalized by March 31, 2017. The new amendments to the Law will come into effect after the regulations have been finalized. Accordingly, the new law was not considered enacted at December 31, 2016.

Enhancement of Current Tax Incentives Regime
Tax incentives in Israel are also available to certain Israeli industrial companies and to R&D centers (operating on a cost plus basis) under two tracks: (i) a Preferred Enterprise and (ii) a Special Preferred Enterprise, aimed at large enterprises that meet certain investment requirements. Accordingly, a Preferred Enterprise is eligible for a reduced corporate income tax rate of 16%. However, if the company is located in Jerusalem or in certain northern or southern parts of Israel, the tax rate was further reduced to 9%. On 15 December 2016, the Finance Committee approved a further 1.5% reduction in the tax rate for such locations, from 9% to 7.5%.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

A.    APPLICABLE TAX LAWS (Cont.)

Since the Company and its Israeli subsidiaries are operating under more than one program, and since part of their taxable income is not entitled to tax benefits under the Law and is taxed at the regular tax rates, the effective tax rate is the result of a weighted combination of the various applicable rates and tax exemptions, and the computation is made for income derived from each program on the basis of formulas specified in the law.

The Knesset enacted a reform to the Law, effective January 2011. According to the reform a flat rate tax applies to companies eligible for the “Preferred Enterprise” status. In order to be eligible for a “Preferred Enterprise” status, a company must meet minimum requirements to establish that it contributes to the country’s economic growth and is a competitive factor for the Gross Domestic Product (a competitive enterprise).

Israeli companies which currently benefit from an “Approved Enterprise” or “Privileged Enterprise” status and meet the criteria for qualification as a “Preferred Enterprise” can elect to apply the “Preferred Enterprise” benefits by waiving their benefits under the Approved and “Privileged Enterprise” status. The Company and several of its Israeli subsidiaries have elected the “Preferred Enterprise” status.

Benefits granted to a “Preferred Enterprise” include reduced and gradually decreasing tax rates. In peripheral regions (Development Area A) the reduced tax rate was 10% in 2012 and 7% in 2013. In other regions the tax rate was 15% in 2012, and 12.5% in 2013. Following the enactment of the National Priorities Law, effective January 1, 2014, the reduced tax rate is 9% in the Development Area A regions and 16% in other regions. “Preferred Enterprises” in peripheral regions are eligible for Investment Center grants, as well as the applicable reduced tax rates.

A distribution from a “Preferred Enterprise” out of the “Preferred Income” through December 31, 2013, was subject to 15% withholding tax for Israeli-resident individuals and non-Israeli residents (subject to applicable treaty rates) and effective January 1, 2014, is subject to 20% withholding tax for Israeli-resident individuals and non-Israeli residents (subject to applicable treaty rates).

B.    NON-ISRAELI SUBSIDIARIES

Non-Israeli subsidiaries are generally taxed based upon tax laws applicable in their countries of residence.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

C.    INCOME FROM CONTINUING OPERATIONS BEFORE TAXES ON INCOME

	Year ended December 31,
	2016	2015	2014
Income before taxes on income:
Domestic	$234,643	$189,228	$141,532
Foreign	44,558	59,326	57,956
	$279,201	$248,554	$199,488

D.    TAXES ON INCOME

	Year ended December 31,
	2016	2015	2014
Current taxes:
Domestic	$44,095	$34,693	$24,348
Foreign	14,454	10,246	13,254
	58,549	44,939	37,602
Adjustment for previous years:
Domestic	(18,630)	(903)	(5,753)
Foreign	8	(455)	(1,905)
	(18,622)	(1,358)	(7,658)
Deferred income taxes:
Domestic	4,605	1,842	(3,831)
Foreign	1,085	812	(489)
	5,690	2,654	(4,320)
Total taxes on income	$45,617	$46,235	$25,624

Total:
Domestic	$30,070	$35,632	$14,764
Foreign	15,547	10,603	10,860
Total taxes on income	$45,617	$46,235	$25,624

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

E. UNCERTAIN TAX POSITIONS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2016	2015
Balance at the beginning of the year	$49,813	$46,158
Additions related to interest and currency translation	613	(111)
Additions based on tax positions taken during a prior period	14,353	373
Reductions related to tax positions taken during a prior period	(19,797)	(1,925)
Reductions related to settlement of tax matters	(12,222)	(1,128)
Additions based on tax positions taken during the current period	14,597	8,920
Reductions related to a lapse of applicable statute of limitation	(510)	(2,474)
Balance at the end of the year	$46,847	$49,813

At December 31, 2016 and 2015, the Company had a liability for unrecognized tax benefits of $46,847 and$49,813, respectively, including an accrual of $1,157 and $3,952 for the payment of related interest and penalties, respectively. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.

During 2016 and 2015, the Company and certain of its subsidiaries settled certain income tax matters pertaining to multiple years in Israel and Europe. As a result of the settlement of the tax matters, the Company recorded tax benefits of approximately $12,200 and $400 during the years 2016 and 2015, respectively, in the statements of income in “taxes on income”. Following the examination by the Israeli Tax Authority, the Company has applied some of the items for which settlement was reached to subsequent outstanding years.

The Company operates in multiple jurisdictions throughout the world, and its tax returns are periodically audited or subject to review by both domestic and foreign authorities. Certain Israeli subsidiaries of the company are currently undergoing tax audits by the Israeli Tax Authority.

As a result of ongoing examinations, tax proceedings in certain countries and additions to unrecognized tax benefits for positions taken and interest and penalties, if any, arising in 2016, it is not possible to estimate the potential net increase or decrease to the Company’s unrecognized tax benefits during the next twelve months.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

F.    DEFERRED INCOME TAXES

Significant components of net deferred tax assets and liabilities are based on separate tax jurisdictions as follows:

		Deferred Tax Asset (Liability)
	Total	Current	Non-current
As of December 31, 2016
Deferred tax assets:
Reserves and allowances	$38,441	$13,496	$24,945
Inventory allowances	3,730	3,730	—
Property, plant and equipment	(2,621)	276	(2,897)
Other	32,553	13,132	19,421
Net operating loss carry-forwards	14,141	1,893	12,248
	86,244	32,527	53,717
Valuation allowance	(6,605)	(191)	(6,414)
Net deferred tax assets	79,639	32,336	47,303
Deferred tax liabilities:
Intangible assets	(6,538)	—	(6,538)
Property, plant and equipment	(11,775)	(19)	(11,756)
Reserves and allowances	(4,701)	(1,781)	(2,920)
	(23,014)	(1,800)	(21,214)
Net deferred tax assets	$56,625	$30,536	$26,089

As of December 31, 2015
Deferred tax assets:
Reserves and allowances	$50,716	$14,070	$36,646
Inventory allowances	3,267	3,267	—
Property, plant and equipment	(6,859)	158	(7,017)
Other	32,704	16,012	16,692
Net operating loss carry-forwards	15,892	3,950	11,942
	95,720	37,457	58,263
Valuation allowance	(6,540)	(896)	(5,644)
Net deferred tax assets	89,180	36,561	52,619
Deferred tax liabilities:
Intangible assets	(5,753)	—	(5,753)
Property, plant and equipment	(14,577)	(6)	(14,571)
Reserves and allowances	(6,575)	(539)	(6,036)
	(26,905)	(545)	(26,360)
Net deferred tax assets	$62,275	$36,016	$26,259

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 18 - TAXES ON INCOME (Cont.)

F.    DEFERRED INCOME TAXES (Cont.)

The deferred taxes, net, are reflected in the balance sheet as follows:

	December 31,
	2016	2015
Current deferred income tax assets (Note 4)	$32,336	$36,561
Current deferred income tax liabilities (Note 13)	$1,800	$545
Non-current deferred income tax assets	$47,303	$52,619
Non-current deferred income tax liabilities	$21,214	$26,360

G.	CARRY-FORWARD TAX LOSSES

As of December 31, 2016, Elbit Systems’ Israeli subsidiaries had estimated total available carry-forward tax losses of approximately $108,781, and its non-Israeli subsidiaries had estimated available carry-forward tax losses of approximately $40,330. The Company had also carry-forward capital losses of approximately $37,867 for which a full valuation allowance was provided.

H.	RECONCILIATION

Reconciliation of the actual tax expense as reported in the statements of operations to the amount computed by applying the Israeli statutory tax rate is as follows:

	Year ended December 31,
	2016	2015	2014
Income before taxes as reported in the consolidated statements of income	$279,201	$248,554	$199,488
Statutory tax rate	25.0%	26.5%	26.5%
Theoretical tax expense	$69,800	$65,867	$52,864
Tax benefit arising from reduced rate as an “Approved, Privileged and Preferred Enterprise” and other tax benefits (*)	(16,072)	(20,818)	(21,781)
Tax adjustment in respect of different tax rates for foreign subsidiaries	3,597	2,433	1,563
Changes in carry-forward losses and valuation allowances	5,290	3,851	1,779
Taxes resulting from non-deductible expenses	3,144	776	2,244
Difference in basis of measurement for financial reporting and tax return purposes	135	(849)	(310)
Taxes in respect of prior years (See E above)	(18,622)	(1,358)	(7,658)
Other differences, net	(1,655)	(3,667)	(3,077)
Actual tax expenses	$45,617	$46,235	$25,624
Effective tax rate	16.34%	18.60%	12.84%

(*) Net earnings per share – amounts of the benefit resulting from the Approved, Privileged and Preferred Enterprises
Basic	$0.38	$0.49	$0.51
Diluted	$0.38	$0.49	$0.51

I.	FINAL TAX ASSESSMENTS

Final tax assessments have been received by the Company up to and including the tax year 2014 and by certain subsidiaries up to 2013.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 19 -    DERIVATIVE FINANCIAL INSTRUMENTS

A.    FAIR VALUE OF DERIVATIVE INSTRUMENTS

Derivative financial instruments are presented as other assets or other payables. For asset derivatives and liability derivatives, the fair value of the Company’s outstanding derivative instruments as of December 31, 2016 and December 31, 2015 is summarized below:

	Asset Derivatives (*)		Liability Derivatives (**)
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Derivatives designated as hedging instruments
Foreign exchange contracts	13,719	16,475	2,926	7,802
Cross-currency interest rate swaps	10,339	10,858	1,798	2,266
	$24,058	$27,333	$4,724	$10,068
Derivatives not designated as hedging instruments
Foreign exchange contracts	499	204	710	487
	$499	$204	$710	$487

(*)    Presented as part of other receivables and long-term other receivables.
(**)    Presented as part of other payables and long-term other payables.

B.    EFFECT ON CASH FLOW HEDGING

The effect of derivative instruments on cash flow hedging and the relationship between income and other comprehensive income for the years ended December 31, 2016 and December 31, 2015, is summarized below:

	Gain (Loss) Recognized in Other Comprehensive Income on Effective- Portion of Derivative, net		Gain (loss) on Effective Portion of Derivative Reclassified from Accumulated Other Comprehensive Income (*)		Ineffective Portion of Gain (loss) of Derivative and Amount Excluded from Effectiveness Testing Recognized in Income (**)
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Foreign exchange contracts	$21,891	$8,487	$13,653	$28,177	$—	$1,522
Derivatives not designated as hedging instruments:
Foreign exchange contracts and other derivatives instruments	$—	$—	$—	$—	$1,592	$4,186

(*)    Presented as part of revenues/cost of revenue.
(**)    Presented as part of financial income (expenses), net

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 19 - DERIVATIVE FINANCIAL INSTRUMENTS (Cont.)

C.    NET EFFECT OF CROSS-CURRENCY SWAPS

The annual net effect on earnings from the cross-currency swaps was a gain of approximately $12,740, of which approximately $7,567 was offset against exchange rate difference related to Series A Notes and approximately $5,173 was offset against interest expenses.

D.    FORWARD CONTRACTS

The notional amounts of outstanding foreign exchange forward contracts at December 31, 2016 and December 31, 2015, is summarized below:

	Forward contracts
	Buy		Sell
	December 31,		December 31,
	2016	2015	2016	2015
Euro	$37,054	$46,094	$89,764	$132,220
GBP	4,777	10,820	31,450	35,460
NIS	646,500	697,467	—	5,500
Other	25,078	7,417	19,260	2,245
	$713,409	$761,798	$140,474	$175,425

Note 20 -    COMMITMENTS AND CONTINGENT LIABILITIES

A.    ROYALTY COMMITMENTS

Elbit Systems and certain Israeli subsidiaries partially finance their research and development expenditures under grant programs sponsored by the Israel Innovation Authority ("IIA") in the Ministry of Economy and Industry (formerly Office of Chief Scientist) for the support of research and development activities conducted in Israel. At the time the grants were received from the IIA, successful development of the related projects was not assured.

In exchange for participation in the programs by the IIA, Elbit Systems and the subsidiaries agreed to pay 2% - 5% of total sales of products developed within the framework of these programs. The royalties will be paid up to a maximum amount equaling 100% to 150% of the grants provided by the IIA, linked to the dollar bearing annual interest at a rate based on LIBOR. The obligation to pay these royalties is contingent on actual sales of the products, and in the absence of such sales payment of royalties is not required.

In some cases, the Government of Israel’s participation (through the IIA) is subject to export sales or other conditions. The maximum amount of royalties is increased in the event of production outside of Israel.

Elbit Systems and certain of its subsidiaries may also be obligated to pay certain amounts to the IMOD and others on certain sales including sales resulting from the development of certain technologies.

Royalties expenses amounted to $4,460, $7,811 and $7,362 in 2016, 2015 and 2014, respectively.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 20 - COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

B.    COMMITMENTS IN RESPECT OF LONG-TERM PROJECTS

In connection with projects in certain countries, Elbit Systems and some of its subsidiaries have entered and may enter in the future into “buy-back” or “offset” agreements, required by a number of the Company’s customers for these projects as a condition to the Company obtaining orders for its products and services. These agreements are customary in the Company’s industry and are designed to facilitate economic flow back (buy-back) and/or technology transfer to businesses or government agencies in the applicable country.

These commitments may be satisfied by the Company’s placement of direct work or vendor orders for supplies and/or services, transfer of technology, investments or other forms of assistance in the applicable country. The buy-back rules and regulations, as well as the underlying contracts, may differ from one country to another. The ability to fulfill the buy-back obligations may depend, among other things, on the availability of local suppliers with sufficient capability to meet our requirements and which are competitive in cost, quality and schedule. In certain cases, the Company’s commitments may also be satisfied through transactions conducted by other parties.

The Company does not commit to buy-back agreements until orders for its products or services are definitive, but in some cases the orders for the Company’s products or services may become effective only after the Company’s corresponding buy-back commitments are in effect.

Buy-back programs generally extend at least over the relevant commercial contract period and may provide for penalties in the event the Company fails to perform in accordance with buy-back requirements. In some cases the Company provides guarantees in connection with the performance of its buy-back obligations.

Should the Company be unable to meet such obligations it may be subject to contractual penalties, our guarantees may be drawn upon and our chances of receiving additional business from the applicable customers could be reduced or, in certain cases, eliminated.

At December 31, 2016, the Company had outstanding buy-back obligations totaling approximately $1,104,000 that extend through 2024.

C.    LEGAL CLAIMS

Elbit Systems and its subsidiaries are involved in legal claims arising in the ordinary course of business. The Company’s management, based on the opinion of its legal counsel, believes that any financial impact from the settlement of such claims in excess of the accruals recorded in the financial statements will not have a material adverse effect on the financial position or results of operations of the Company. The following is a description of significant legal proceedings.

In 2015, Elbit Systems of America, LLC and Elbit Systems Land & C4I Ltd. filed a claim for patent infringement in the U.S. District Court for the Eastern District of Texas against Hughes Network Systems, LLC, Black Elk Energy Offshore Operations, LLC, Blue Tide Communications, Inc. and Helms Hotels Group (collectively the defendants). The claim alleges that the defendants infringed the Company's patents relating to "Reverse Link for a Satellite Communications Network" and "Infrastructure for Telephony Network". The claim does not yet specify the amount of damages resulting from the patent infringement and is currently in the discovery stage. A trial date has been set for July 2017.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 20 - COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

D.    LEASE COMMITMENTS

The future minimum lease commitments of the Company under various non-cancelable operating lease agreements in respect of premises, motor vehicles and office equipment as of December 31, 2016, are as follows:

2017	$47,479
2018	35,907
2019	27,174
2020	19,360
2021 and thereafter	100,637
$230,557

Lease expenses for the years ended December 31, 2016, 2015 and 2014 amounted to $44,614, $37,169 and $35,099, respectively.

E.    GUARANTEES

(1)
As of December 31, 2016, guarantees in the amount of approximately $1,219,451 were issued by banks and other financial institutions on behalf of the Company and certain of its subsidiaries mainly in order to secure certain advances from customers and performance bonds.

(2)
Elbit Systems has provided, on a basis proportional to its ownership interest, guarantees for one of its investees in respect of credit lines granted to them by banks in the aggregate amount of $4,207 as of December 31, 2016 (2015 - $6,274). The guarantees will exist as long as the credit lines are in effect. Elbit Systems would be liable under the guarantee for any debt for which the investees would be in default under the terms of the credit lines. The fair value of such guarantees, as of December 31, 2016 and 2015, were not material.

F.    COVENANTS

In connection with bank credits and loans, including performance guarantees issued by banks and bank guarantees in order to secure certain advances from customers, the Company and certain subsidiaries are obligated to meet certain financial covenants. Such covenants include requirements for shareholders’ equity, current ratio, operating profit margin, tangible net worth, EBITDA, interest coverage ratio and total leverage.

As of December 31, 2016, the Company met all financial covenants.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 20 - COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

G.    CONTRACTUAL OBLIGATIONS

Substantially all of the Company’s purchase commitments relate to obligations under purchase orders and subcontracts entered into by the Company. These purchase orders and subcontracts are typically in standard formats proposed by the Company, with the subcontracts and purchase orders also reflecting provisions from the Company’s applicable prime contract that apply on a flow down basis to subcontractors and vendors. The terms typically included in these purchase orders and subcontracts are consistent with Uniform Commercial Code provisions in the United States for sales of goods, as well as with specific terms called for by its customers in various countries. These terms include the Company’s right to terminate the purchase order or subcontract in the event of the vendor’s or subcontractor’s default, as well as the Company’s right to terminate the order or subcontract for the Company’s convenience (or if the Company’s prime contractor has so terminated the prime contract). Such purchase orders and subcontracts typically are not subject to variable price provisions. As of December 31, 2016 and 2015, the purchase commitments were $1,313,000 and $1,292,000, respectively.

H.    FIXED LIENS

In order to secure bank loans and bank and other financial institutions guarantees in the amount of approximately $1,219,451 as of December 31, 2016, certain Company entities recorded fixed liens on most of their machinery and equipment, mortgages on most of their real estate and floating charges on most of their assets.

I.	LIEN ON APPROVED ENTERPRISES

A lien on the Company’s Approved Enterprises has been registered in favor of the State of Israel (see Note 18(A)(3)).

Note 21 -    SHAREHOLDERS’ EQUITY

A.    SHARE CAPITAL
Ordinary shares confer upon their holders voting rights and the right to receive dividends.

B.    2007 STOCK OPTION PLAN

In 2007 Elbit Systems' shareholders approved an employee Stock Option Plan (the "2007 Stock Option Plan"). As of December 31, 2016, there were 13,000 options remaining unexercised under the 2007 Stock Option Plan.

Compensation expenses related to the 2007 Option Plan amounting to $70, $139 and $322 were recognized during the years ended December 31, 2016, 2015 and 2014, respectively.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 21 -    SHAREHOLDERS’ EQUITY (Cont.)

C.    COMPUTATION OF EARNINGS PER SHARE
Computation of basic and diluted net earnings per share:

	Year ended December 31, 2016			Year ended December 31, 2015			Year ended December 31, 2014
	Net income to shareholders of ordinary shares	Weighted average number of shares (*)	Per Share amount	Net income to shareholders of ordinary shares	Weighted average number of shares (*)	Per Share amount	Net income to shareholders of ordinary shares	Weighted average number of shares (*)	Per Share amount
Basic net earnings	$236,909	42,742	$5.54	$202,509	42,711	$4.74	$170,980	42,654	$4.01

Effect of dilutive securities:
Employee stock options	—	10		—	22		—	23
Diluted net earnings	$236,909	42,752	$5.54	$202,509	42,733	$4.74	$170,980	42,677	$4.01

(*) In thousands

D.	2012 PHANTOM BONUS RETENTION PLAN

In August 2012, the Company’s Board of Directors approved a “Phantom Bonus Retention Plan” for Senior Officers (the “Plan”). In August 2013, the Plan was extended to include other officers of the Company.

The Plan provides for phantom bonus units which entitle the recipients to receive payment in cash of an amount reflecting the “benefit factor”, which is linked to the performance of Elbit Systems’ stock price over the applicable periods (tranches) under the Plan. As of December 31, 2016, 2,296,847 phantom bonus units of the Plan were granted with a weighted average basic price per unit, as defined in the Plan, of $55.78.

The benefit earned for each year of a tranche is the difference between the basic price and the closing price of the Company’s share for that year, as defined in the Plan, not to exceed an increase of 100% in the Company's share price from the basic price of the first year of a tranche.

The Company recorded an amount of approximately $32,065, $25,893 and $10,402 in the years ended December 31, 2016, 2015 and 2014, respectively, as compensation costs related to the phantom bonus units granted under the Plan, as follows:

	Year ended December 31,
	2016	2015	2014
Cost of revenues	$10,056	$5,859	$1,176
General and administration expenses	18,024	17,864	8,804
Marketing and selling	3,985	2,170	422
	$32,065	$25,893	$10,402

E.    DIVIDEND POLICY

Dividends declared by Elbit Systems are paid subject to statutory limitations. Elbit Systems’ Board of Directors has determined not to declare dividends out of tax exempt earnings.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 22 -    MAJOR CUSTOMER AND GEOGRAPHIC INFORMATION

The Company operates in one reportable segment (see Note 1 for a brief description of the Company’s business).

A.	REVENUES ARE ATTRIBUTED TO GEOGRAPHIC AREAS BASED ON LOCATION OF THE END CUSTOMERS AS FOLLOWS:

	Year ended December 31,
	2016	2015	2014
North America	$825,665	$838,893	$826,815
Asia-Pacific	801,639	800,333	528,802
Israel	709,562	616,611	638,858
Europe	640,763	497,559	460,884
Latin America	212,773	325,371	454,502
Other	69,817	28,814	48,387
	$3,260,219	$3,107,581	$2,958,248

B.    REVENUES ARE GENERATED BY THE FOLLOWING AREAS OF OPERATIONS:

	Year ended December 31,
	2016	2015	2014
Airborne systems	$1,242,286	$1,225,678	$1,197,942
C4ISR systems	1,220,917	995,200	1,118,487
Land systems	408,003	558,658	274,896
Electro-optic systems	276,029	231,939	265,143
Other (*)	112,984	96,106	101,780
	$3,260,219	$3,107,581	$2,958,248

(*)    Mainly non-defense engineering and production services.

C.    MAJOR CUSTOMER DATA AS A PERCENTAGE OF TOTAL REVENUES:

	Year ended December 31,
	2016	2015	2014
IMOD	18%	17%	18%

D.    LONG-LIVED ASSETS BY GEOGRAPHIC AREAS:

	Year ended December 31,
	2016	2015	2014
Israel	$943,381	$946,870	$783,290
U.S.	149,581	157,835	167,572
Other	107,545	115,330	128,205
	$1,200,507	$1,220,035	$1,079,067

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 23 -    RESEARCH AND DEVELOPMENT EXPENSES, NET

	Year ended December 31,
	2016	2015	2014
Total expenses	$291,749	$277,837	$267,691
Less - grants and participations	(35,957)	(34,421)	(39,680)
	$255,792	$243,416	$228,011

Note 24 -    FINANCIAL EXPENSES, NET

	Year ended December 31,
	2016	2015	2014
Expenses:
Interest on long-term bank debt	$(1,489)	$(2,365)	$(2,828)
Interest on Series A Notes, net	(6,565)	(6,812)	(7,954)
Interest on short-term bank credit and loans	(5,457)	(2,604)	(2,787)
Loss from exchange rate differences, net	(2,224)	(6,341)	(12,516)
Other	(9,495)	(4,144)	(24,098)
	(25,230)	(22,266)	(50,183)
Income:
Interest on cash, cash equivalents and bank deposits	933	850	1,404
Other	555	1,176	1,281
	1,488	2,026	2,685
	$(23,742)	$(20,240)	$(47,498)

Note 25 -    OTHER INCOME, NET

	Year ended December 31,
	2016	2015	2014
Capital gain (*)	$3,868	$133	$—
Other	99	83	120
	$3,967	$216	$120

(*) During 2016, the company recognized a gain from the sale of land and property.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (In thousands, except per share data)

Note 26 -    RELATED PARTIES' TRANSACTIONS AND BALANCES

Transactions:	Year ended December 31,
	2016	2015	2014
Income -
Sales to related-party companies (*)	$176,429	$150,999	$138,380
Participation in expenses	$2,502	$2,257	$1,911
Cost and expenses -
Supplies from related parties (**)	$20,224	$14,890	$15,184

Balances:	December 31,
	2016	2015
Trade receivables and other receivables (*)	$88,876	$79,988
Trade payables and advances (**)	$16,110	$13,663

The sales to the Company’s related parties in respect of U.S. government defense contracts are made on the basis of cost.

(*)	The significant sales and balances include sales of helmet mounted cueing systems purchased from the Company by 50%-owned subsidiaries of ESA.

(**)
Includes mainly electro-optics components and sensors, purchased by the Company from a 50%-owned Israeli partnership, and electro-optics products purchased by the Company from another 50%-owned Israeli subsidiary.

ELBIT SYSTEMS LTD. AND SUBSIDIARIES

Schedule II – Valuation and Qualifying Accounts

(In thousands of U.S. dollars)

	Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (Charged to Costs and Expenses)	Deductions (Write-Offs and Actual Losses Incurred)	Additions Resulting from Acquisitions	Balance at End of Period
Year ended December 31, 2016:
Provisions for Losses on Long-Term Contracts (*)	130,274	20,775	67,701	—	83,348
Provisions for Claims and Potential Contractual Penalties and Others	7,501	158	3,175	—	4,484
Allowance for Doubtful Accounts	6,738	1,554	876	—	7,416
Valuation Allowance on Deferred Taxes	6,540	2,641	2,576	—	6,605

Year ended December 31, 2015:
Provisions for Losses on Long-Term Contracts (*)	135,548	20,588	31,961	6,099	130,274
Provisions for Claims and Potential Contractual Penalties and Others	7,557	1,860	1,916	—	7,501
Allowance for Doubtful Accounts	7,445	1,330	2,037	—	6,738
Valuation Allowance on Deferred Taxes	5,424	3,770	2,654	—	6,540

Year ended December 31, 2014:
Provisions for Losses on Long-Term Contracts (*)	140,259	37,124	41,835	—	135,548
Provisions for Claims and Potential Contractual Penalties and Others	9,208	820	2,471	—	7,557
Allowance for Doubtful Accounts	7,117	1,125	797	—	7,445
Valuation Allowance on Deferred Taxes	9,358	675	4,609	—	5,424

(*)
An amount of $43,513, $80,464 and $72,045 as of December 31, 2016, 2015 and 2014, respectively, is presented as a deduction from inventories, and an amount of $39,835, $49,810 and $63,503 as of December 31, 2016, 2015 and 2014, respectively, is presented as part of other payables and accrued expenses.

S-1